UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Tyson Foods, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 1, 2008

To Tyson Foods, Inc. Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders (“Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (“Company”), will be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Friday, February 1, 2008 at 10:00 a.m., Central time, for the following purposes:

1.	To elect ten members to the Company’s Board of Directors;

2.	To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending September 27, 2008; and

3.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on December 10, 2007, the record date for the Annual Meeting, will be entitled to attend or vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live at 10:00 a.m., Central time, Friday, February 1, 2008 at http://ir.tyson.com.

To make it easier for you to vote, internet and telephone voting are available. The instructions on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

The Company’s Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended September 29, 2007 is being mailed to shareholders together with this Notice and Proxy Statement.

By Order of the Board of Directors

R. Read Hudson

Secretary

Springdale, Arkansas

December 26, 2007

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on
February 1, 2008. The Company’s Proxy Statement and Annual Report to security holders for the fiscal year ended September 29, 2007 is also available at http://ir.tyson.com.

i

Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

February 1, 2008

SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors (“Board”) of Tyson Foods, Inc., a Delaware corporation (“Company”). It is for use only at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Friday, February 1, 2008 at 10:00 a.m., Central time, and any adjournments or postponements thereof.

Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

These proxy materials are first being mailed to shareholders on or about December 26, 2007. You may also obtain a copy of these proxy materials at http://ir.tyson.com.

OUTSTANDING STOCK AND VOTING RIGHTS

As of December 3, 2007, the outstanding shares of the Company’s capital stock consisted of 285,575,312 shares of Class A Common Stock, $0.10 par value (“Class A Common Stock”), and 70,021,155 shares of Class B Common Stock, $0.10 par value (“Class B Common Stock”). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on December 10, 2007, the record date for the Annual Meeting, will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote on all such matters and each share of Class B Common Stock will entitle the holder to ten votes on all such matters.

A majority of votes represented by the holders of the Company’s outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the Annual Meeting. A majority of the votes cast at the Annual Meeting is required to elect any director and to ratify the selection of Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending September 27, 2008.

The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked “FOR ALL.” If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD ALL.” If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR ALL EXCEPT” and indicate the nominee(s) for whom you are withholding the authority to vote by listing such nominee(s) in the space provided. If you checked the box marked “WITHHOLD ALL,” your vote will be treated as an abstention and accordingly, your shares will neither be voted for nor against a director but will be counted for quorum purposes.

The enclosed form of proxy also provides a method for shareholders to vote for, against or to abstain from voting with respect to the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountant. By abstaining from voting, shares would not be voted either for or against, but would be counted for quorum purposes. While there may be instances in which a shareholder will wish to abstain, the Board encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

Brokers holding shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be treated in the same manner as abstentions for quorum purposes. However, broker non-votes are not counted as votes against the proposals in question or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.

Under the current rules of the New York Stock Exchange (“NYSE”), if you hold your shares through a bank or brokerage firm and your broker delivers this Proxy Statement to you, the broker is entitled to vote your shares on the election of directors and the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountant even if you do not provide voting instructions to your broker.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below sets forth certain information as of December 3, 2007 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned(#)		Percent of Class(%)
Don Tyson and Tyson Limited Partnership 2210 West Oaklawn Drive Springdale, AR 72762-6999	Class B Common Stock	70,000,000	(1)	99.97%
Goldman Sachs Group Inc. 85 Broad St. New York, NY 10004	Class A Common Stock	36,736,677	(2)	12.86%
Barclays Global Investors UK Holdings Limited 1 Churchill Place Canary Wharf London, England	Class A Common Stock	14,377,586	(3)	5.03%

(1)	70,000,000 shares of Class B Common Stock are owned of record by the Tyson Limited Partnership, a Delaware limited partnership (“Tyson Limited Partnership”). Mr. Don Tyson, a director of the Company, has approximately a 54% combined interest as a general and limited partner in the Tyson Limited Partnership and the Randal W. Tyson Testamentary Trust has approximately a 45% interest as a limited partner in the Tyson Limited Partnership. Ms. Barbara A. Tyson, the widow of Randal W. Tyson and a director of the Company, is the sole income beneficiary of and has limited dispositive power with respect to the Randal W. Tyson Testamentary Trust. Mr. John Tyson, Chairman of the Board of Directors of the Company, is one of the contingent beneficiaries of this trust. The managing general partner of the Tyson Limited Partnership is Mr. Don Tyson. The other general partners, who in the aggregate have approximately one percent interest in the Tyson Limited Partnership, are Leland E. Tollett, a director of the Company, Ms. Tyson, Mr. John Tyson and Mr. Harry C. Erwin, III. Mr. Don Tyson, as managing general partner, has the exclusive right, subject to certain restrictions, to do all things on behalf of the Tyson Limited Partnership necessary to manage, conduct, control and operate the Tyson Limited Partnership’s business, including the right to vote all shares or other securities held by the Tyson Limited Partnership, as well as the right to mortgage, pledge or grant security interests in any assets of the Tyson Limited Partnership. The Tyson Limited Partnership terminates December 31, 2040. Additionally, the Tyson Limited Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Tyson Limited Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Tyson Limited Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Tyson Limited Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, or (iii) the sale of all or substantially all of the Tyson Limited Partnership’s assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause the dissolution of the Tyson Limited Partnership. Upon dissolution of the Tyson Limited Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the Tyson Limited Partnership assets. In addition to Mr. Don Tyson’s indirect interest in the Class B Common Stock, he is also the beneficial owner of 113,178 shares of Class A Common Stock, as described in the table titled “Security Ownership of Management” in this Proxy Statement.
(2)	The information provided is based solely on information obtained from a Schedule 13F filed by Goldman Sachs Group Inc. (“Goldman”) with the Securities and Exchange Commission (“SEC”) on or about November 13, 2007. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Goldman’s Schedule 13F.
(3)	The information provided is based solely on information obtained from a Schedule 13F filed by Barclays Global Investors UK Holdings Limited (“Barclays”) with the SEC on or about November 13, 2007. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Barclays’ Schedule 13F.

SECURITY OWNERSHIP OF MANAGEMENT

The table below sets forth information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock, as of December 3, 2007, by the Company’s directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(#)(1)	Percent of Outstanding Class A Common Stock(%)	Shares of Class B Common Stock Beneficially Owned(#)(1)		Percent of Outstanding Class B Common Stock(%)	Aggregate Voting Percentage(%)
Don Tyson	113,178	*	70,000,000	(2)	99.97%	71.02%
John Tyson(3)	3,548,967	1.24%
Richard L. Bond	1,430,119	*
Scott T. Ford(4)	7,317	*
Lloyd V. Hackley(4)	17,710	*
Jim Kever(4)	6,821	*
Kevin M. McNamara	0	*
Jo Ann R. Smith(4)	11,132	*
Leland E. Tollett(3)	2,105,771	*
Barbara A. Tyson(3)	169,018	*
Albert C. Zapanta(4)	0	*
Wade D. Miquelon	78,517	*
J. Alberto Gonzalez-Pita	82,108	*
James V. Lochner	229,564	*
William W. Lovette	98,511	*
Greg W. Lee	920,836	*
All Directors and Executive Officers as a Group (22 persons)	9,352,807	3.28%	70,000,000		99.97%	71.96%

*	Indicates percentage of less than 1%.
(1)	The amounts in this column include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the table include shares owned directly, shares held in such person’s accounts under the Company’s Employee Stock Purchase Plan and Retirement Savings Plan, unvested restricted shares, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. The amounts in this column also include shares subject to options exercisable on or within 60 days of December 3, 2007, held by the directors and executive officers as a group in the amount of 3,268,850, and held by the named individuals in the following amounts: Mr. John Tyson (1,900,000); Mr. Bond (848,000); Dr. Hackley (4,200); Mr. Kever (4,200); Ms. Smith (4,200); Mr. Gonzalez-Pita (24,000); Mr. Lochner (113,992); Mr. Lovette (53,000); Mr. Lee (175,000); and the other executive officers (142,258). The amounts in this column do not include performance share awards. The 2007 performance share awards are described under the table titled “Grants of Plan Based Awards During Fiscal Year 2007” in this Proxy Statement.
(2)	This amount includes all shares of Class B Common Stock owned of record by the Tyson Limited Partnership, as described in Footnote 1 to the table titled “Security Ownership of Certain Beneficial Owners” in this Proxy Statement.
(3)	The amounts in these rows do not include any shares of Class B Common Stock owned by the Tyson Limited Partnership of which Mr. John Tyson, Mr. Tollett and Ms. Tyson have a partnership interest, as described in Footnote 1 to the table titled “Security Ownership of Certain Beneficial Owners” in this Proxy Statement.
(4)	The amounts in these rows do not include grants of deferred stock awards of Class A Common Stock made on the date(s) of election to the Board by shareholders (see the section titled “Director Compensation for Fiscal Year 2007” in this Proxy Statement) to each of Mr. Ford (10,132), Dr. Hackley (14,942), Mr. Kever (14,942), Ms. Smith (14,942) and Mr. Zapanta (14,942).

ELECTION OF DIRECTORS

The number of directors that will serve on the Company’s Board of Directors for the ensuing year is currently set at ten and may be fixed from time to time by or in the manner provided in the Company’s by-laws. Directors are elected for a term of one year or until their successors are duly elected and qualified. The following slate of ten nominees has been chosen by the Board and consists of six independent directors and four inside directors. The Board recommends that each nominee be elected at the Annual Meeting.

•	Don Tyson, 77, served as Senior Chairman of the Board from 1995 to 2001 when he retired and became a consultant to the Company. Mr. Tyson has been a member of the Board since 1952.

•

John Tyson, 54, is Chairman of the Board and has served in this capacity since 1998. Beginning in September 2007, Mr. Tyson, while continuing to serve as Chairman, discontinued serving the Company in an executive officer capacity and now provides advisory services to the Company. Mr. Tyson served as Chairman and Chief Executive Officer from 2001 until May 2006 and as Chairman, President and Chief Executive Officer from 2000 to 2001. Mr. Tyson has been a member of the Board since 1984.

•

Richard L. Bond, 60, is the Company’s President and Chief Executive Officer and has held his current title since May 2006. Mr. Bond served as President and Chief Operating Officer from 2003 to May 2006, and as Co-Chief Operating Officer and Group President, Fresh Meats and Retail, from 2001 until 2003. Mr. Bond has been a member of the Board since 2001.

•

Scott T. Ford, 45, is President and Chief Executive Officer of Alltel Corporation and has served in that capacity since 2002. He is also a director of Alltel Corporation. Mr. Ford has been a member of the Board since 2005.

•

Lloyd V. Hackley, 67, is the Chancellor of Fayetteville State University (North Carolina), having served in this capacity since July 23, 2007. Dr. Hackley served as Interim Chancellor of North Carolina Agricultural and Technical State University from June 2006 to July 20, 2007. He is also President and Chief Executive Officer of Lloyd V. Hackley and Associates, Inc., which provides programs for the development of ethics and character and has served in that capacity since 1997. Dr. Hackley is also a director of Branch Banking and Trust Corporation, headquartered in Winston-Salem, North Carolina. Dr. Hackley has been a member of the Board since 1992.

•

Jim Kever, 55, is the founding partner of Voyent Partners, LLC, an investment partnership founded in 2001. Mr. Kever is also a director of 3D Systems Corporation and Luminex Corporation. Mr. Kever has been a member of the Board since 1999.

•

Kevin M. McNamara, 51, is the Executive Vice President, Chief Financial Officer and Treasurer of HealthSpring, Inc., a managed care company, and has served in that capacity since April 2005. Mr. McNamara previously served as Chief Financial Officer of HCCA International, Inc., a healthcare management and recruitment company from October 2002 to April 2005. Mr. McNamara is a director of Luminex Corporation. Mr. McNamara was elected to the Board in August 2007.

•	Jo Ann R. Smith, 68, is President of Smith Associates, an agricultural marketing business, and has served in that capacity since 1993. Ms. Smith has been a member of the Board since 2001.

•	Barbara A. Tyson, 58, served as Vice President of the Company until 2002, when she retired and became a consultant to the Company. Ms. Tyson has been a member of the Board since 1988.

•

Albert C. Zapanta, 66, is President and CEO of the United States-Mexico Chamber of Commerce, based in Washington, D.C., and has served in that capacity since 1993. Mr. Zapanta has been member of the Board since 2004.

Each of the foregoing nominees is currently serving as a director of the Company and, with the exception of Mr. McNamara, was elected at the 2007 Annual Meeting. Mr. McNamara was elected to the Board on August 2, 2007. Leland E. Tollett, 70, who has been a member of the Board since 1984, is not a candidate for re-election to the Board.

Mr. John Tyson is the son of Mr. Don Tyson. Ms. Tyson is a sister-in-law to Mr. Don Tyson and aunt of Mr. John Tyson. There are no other family relationships among the foregoing nominees. By reason of their beneficial ownership of the Company’s common stock, Mr. Don Tyson and the Tyson Limited Partnership are deemed to be controlling persons of the Company. None of the companies or organizations listed in the director biographies above is a parent, subsidiary or affiliate of the Company.

Unless otherwise designated, the enclosed proxy will be voted FOR the election of the foregoing ten nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board.

Certain Legal Proceedings

In April 2005, the Company and Mr. Don Tyson settled an SEC formal investigation concerning the Company’s disclosure of executive perquisites by entering into an administrative cease and desist order without admitting or denying wrongdoing. The SEC investigation concerned allegations that the Company’s proxy statements for fiscal years 1997 through 2003 had failed to comply with SEC regulations with respect to the disclosure and description of perquisites totaling approximately $1.7 million provided to Mr. Tyson and that the Company had failed to maintain an adequate system of internal controls regarding the personal use of Company assets and the disclosure of perquisites and personal benefits. In fiscal year 2004, Mr. Tyson voluntarily paid the Company $1,516,471 as reimbursement for certain perquisites and personal benefits received during fiscal years 1997 through 2003. Under the April 2005 order, the Company paid the SEC a civil penalty of $1.5 million and Mr. Tyson paid a civil penalty of $700,000. Both the Company and Mr. Tyson consented to the entry of the order and paid their respective penalties without admitting or denying any wrongdoing.

In accordance with SEC rules, following is a discussion of a pending legal proceeding in which certain of the directors of the Company may potentially have a material interest adverse to the Company as a result of the Company’s existing indemnification obligations:

On January 12, 2006, the Delaware Chancery Court consolidated two previously filed lawsuits and captioned the consolidated action In re Tyson Foods, Inc. Consolidated Shareholder’s Litigation. The defendants in the consolidated complaint are the Tyson Limited Partnership and certain present and former directors of the Company. We are also named as a nominal defendant; however, no relief is sought against us. The lawsuit consists of various derivative claims alleging that the defendants breached their fiduciary duties in connection with the approval of certain consulting contracts for Mr. Don Tyson in 2001 and 2004 and Mr. Robert Peterson in 2001; the approval and alleged inadequate disclosure during 2001-2004 of certain executive compensation; the approval of certain stock option grants in 1999, 2001 and 2003 which were allegedly “timed” to precede favorable announcements; and related-party transactions that were allegedly unfair and allegedly not reviewed or inadequately reviewed by independent directors. The consolidated complaint also asserts, among other things, an additional derivative claim related to defendants’ alleged breach of a 1997 settlement agreement in Herbets v. Tyson, et al., a derivative claim for contempt of the court’s final order in Herbets v. Tyson, et al., and a derivative claim for unjust enrichment pertaining to the other alleged claims. In addition, the consolidated complaint contains a putative class action claim that our 2004 proxy statement contained misrepresentations regarding certain executive compensation. On March 2, 2006, the defendants filed a Motion to Dismiss the consolidated complaint. On February 6, 2007, the court entered an order granting in part and denying in part the defendants’ motion, including dismissing in whole the claims pertaining to the consulting contracts, contempt of the court’s final order in Herbets v. Tyson, et al., and the putative class action claim, and dismissing in part certain of plaintiffs’ claims regarding the approval and disclosure of executive compensation and the related-party transactions, but declining to dismiss the remaining claims. On May 16, 2007 the outside director defendants filed a motion for judgment on the pleadings regarding the count dealing with option grants. The court denied the outside directors motion on August 15, 2007. Discovery in the case is ongoing.

Information Regarding the Board and its Committees

The Board has an Audit Committee (“Audit Committee”) whose primary function is to assist the Board in fulfilling its responsibilities through regular review and oversight of the Company’s financial reporting, audit and accounting processes. See the section titled “Report of the Audit Committee” in this Proxy Statement. The Audit Committee consists of independent directors Mr. Kever, who serves as Chairman of the Audit Committee, Mr. Ford, Mr. McNamara (who was elected to the Audit Committee on August 2, 2007) and Ms. Smith. Each of these individuals qualifies as an “independent” director under the regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and the NYSE listing standards relating to audit committees. The Board has determined each member of the Audit Committee is knowledgeable and qualified to review financial statements. In addition, the Board has determined that Messrs. Kever, Ford and McNamara each qualify as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee held nine meetings in fiscal year 2007.

The Board has a Compensation Committee (“Compensation Committee”) whose primary functions are to (i) establish the Company’s compensation policies and (ii) oversee the administration of the Company’s employee benefit plans. For more information regarding the duties of the Compensation Committee, see the subsection titled “How We Determine Compensation—Role of the Compensation Committee” in this Proxy Statement under the section titled “Compensation Discussion and Analysis.” The Compensation Committee consists of independent directors Ms. Smith, who serves as Chairperson of the Compensation Committee, Dr. Hackley and Mr. Zapanta. The Compensation Committee held eight meetings in fiscal year 2007.

The Board has a Governance Committee (“Governance Committee”) whose primary functions are to (i) oversee and review related party and other special transactions between the Company and its directors, executive officers or their affiliates; (ii) review and recommend to the Board Corporate Governance Principles applicable to the Company; and (iii) review and recommend to the Board a Code of Conduct applicable to the Company. The Governance Committee consists of independent directors Dr. Hackley, who serves as Chairman of the Governance Committee, Mr. Kever, Ms. Smith and Mr. Zapanta. The Governance Committee held six meetings during fiscal year 2007.

The Board has an Executive Committee (“Executive Committee”) whose primary function is to act on behalf of the Board during intervals between regularly scheduled meetings of the Board. The Executive Committee may exercise all powers of the Board, except as otherwise provided by law and the Company’s by-laws; however, its actions are typically ministerial, such as approving (i) the sale or purchase of property, (ii) the opening and closing of bank accounts, and (iii) approving amendments to benefit plans where Compensation Committee approval is not required. All actions taken by the Executive Committee between meetings of the Board are reviewed and ratified by the Board at the following Board meeting. The members of the Executive Committee are Messrs. Don Tyson, John Tyson and Tollett. The Executive Committee took action by written consent in lieu of a meeting 18 times and met twice telephonically during fiscal year 2007.

The Company qualifies as a controlled company due to the ownership by the Tyson Limited Partnership of shares allowing it to cast more than 50% of votes eligible to be cast for election of directors. Therefore, the Company has elected not to implement NYSE corporate governance rules that provide for, among other things, a nominating committee comprised solely of independent directors to identify and recommend nominees to the board of directors. In light of the Tyson Limited Partnership’s voting power, the Board has determined that the Board is the most appropriate body for selecting Board nominees, with each director participating in the consideration of director nominees, and that no policy with respect to consideration of candidates recommended by shareholders would be appropriate. However, the Board will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before September 30 in any year. The Company’s Corporate Governance Principles describe the attributes that the Board seeks in director nominees, but the Board has not established any specific minimum qualifications that a potential nominee must possess. However, the Company’s by-laws provide that no member of the Board, other than a current or former chief executive officer, shall have reached the age of 70. In addition to not having a nominating committee, the Company has also elected to use exemptions for controlled companies and not implement NYSE corporate governance rules that provide for a compensation committee with power to determine the compensation of the CEO.

The Board held six meetings and took action by written consent in lieu of a meeting one time during fiscal year 2007. All directors attended at least 75% of the Board and Committee meetings they were eligible to attend during fiscal year 2007, with the exception of Messrs. Don Tyson and Ford. The Board expects all directors to attend each Annual Meeting of Shareholders. All directors with the exception of Mr. Ford attended the Annual Meeting of Shareholders held on February 2, 2007.

Non-management directors meet in executive session without management present each time the Board holds its regularly scheduled meetings. Executive sessions occurred four times during fiscal year 2007. Mr. Tollett had been designated by the Board to act as the presiding director for the executive sessions of non-management directors; however, on August 3, 2007 the Board designated Mr. Kever to replace Mr. Tollett as the presiding director for the executive sessions of non-management directors.

The Board has adopted Corporate Governance Principles, and each of the Audit Committee, Compensation Committee and Governance Committee has adopted a written charter. The Board has also adopted a Code of Conduct applicable to all directors, officers and employees. Copies of these corporate governance documents are available on the Company’s website at www.tyson.com under “Investors” or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Secretary, 2210 West Oaklawn Drive, Mail Stop CP004, Springdale, AR 72762-6999.

After reviewing all relevant relationships of the directors, the Board has affirmatively determined that each of Mr. Ford, Dr. Hackley, Mr. Kever, Mr. McNamara, Ms. Smith and Mr. Zapanta qualify as independent directors in accordance with the NYSE corporate governance rules. In making its independence determinations, the Board considered the following:

•

Mr. John Tyson has an indirect investment in DigiScript Holding Co. (“DigiScript”). Mr. Kever is presently Chairman of the Board of DigiScript and owns approximately 17% of DigiScript’s outstanding stock. DigiScript is a privately held company that specializes in technology enabling training and communications solutions. Mr. Tyson’s indirect investment of approximately $65,000 constitutes approximately 3% of DigiScript’s outstanding stock. Neither the Company nor Mr. Tyson presently has any business relationship with DigiScript, and Mr. Tyson has no role on DigiScript’s board of directors or as an officer thereof.

•

The Company purchased communication services during fiscal year 2007 from Alltel Corporation totaling $489,088. Mr. Ford is President and Chief Executive Officer of Alltel Corporation. He is also a director of Alltel Corporation. Under NYSE rules, a director may be considered independent if payments made to an entity with which the director is affiliated are less than the greater of $1,000,000 or two percent (2%) of the affiliated entity’s gross revenues.

Based on the foregoing facts, the Board has determined that each of these relationships is not material and does not affect the director’s independence. There were no other relationships involving the independent directors and the Company that required an assessment of materiality by the Board.

Compensation Committee Interlocks and Insider Participation.

All members of the Compensation Committee during fiscal year 2007 were independent directors and no member was an employee or former employee. No Compensation Committee member had any relationship requiring disclosure under the section titled “Certain Transactions” in this Proxy Statement. During fiscal year 2007, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SLATE OF DIRECTORS NOMINATED BY THE BOARD.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Approval of a nominee for director requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to serve as the Company’s independent registered public accountant for the fiscal year ending September 27, 2008, and shareholders are asked to ratify that selection at the Annual Meeting. Ernst & Young LLP served as the Company’s independent registered public accountants for fiscal year 2007 and reported on the Company’s consolidated financial statements for that year. Representatives of Ernst & Young LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for each of the fiscal years ended September 29, 2007 and September 30, 2006, and the reviews of the financial statements included in the Company’s Forms 10-Q and for services that are normally provided by the independent registered public accountant in connection with statutory or regulatory filings or engagements for each of those fiscal years were $5,502,722 and $6,262,087, respectively.

Audit-Related Fees

Aggregate fees billed or expected to be billed by Ernst & Young LLP for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal years ended September 29, 2007 and September 30, 2006, and not included in the audit fees listed above were $99,278 and $202,831, respectively. These services are comprised of engagements to perform required agreed upon procedures.

Tax Fees

Aggregate fees billed or expected to be billed by Ernst & Young LLP for tax compliance, tax advice and tax planning for each of the fiscal years ended September 29, 2007 and September 30, 2006 were $831,964 and $820,658, respectively.

All Other Fees

For the fiscal years ended September 29, 2007 and September 30, 2006, the Company paid no other fees to Ernst & Young LLP for services rendered, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the independent registered public accountant of the Company. The Audit Committee charter provides that the Audit Committee must approve in advance all audit services to be performed by the independent registered public accountant. The Audit Committee has approved a separate written policy for the approval of engagements for non-audit services to be performed by the independent registered public accountant. For non-audit services, any person requesting that such services be performed by the independent registered public accountant must prepare a written explanation of the project (including the scope, deliverables and expected benefits), the reason for choosing the independent registered public accountant over other service providers, the estimated costs, the estimated timing and duration of the project and other pertinent information.

Non-audit services must first be pre-approved by each of the chief accounting officer and the chief financial officer before being submitted for pre-approval to the Audit Committee, and then the Audit Committee or a designated member of the Audit Committee must pre-approve the proposed engagement. The requirement for Audit Committee pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than five percent (5%) of the total amount paid by the Company to the independent registered public accountant during the fiscal year when the services are provided; (ii) the services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING SEPTEMBER 27, 2008.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Approval of the ratification of Ernst & Young LLP, independent registered public accounting firm, as independent registered public accountant for the fiscal year ending September 27, 2008 requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class. Ratification of the selection of Ernst & Young LLP by shareholders is not required by law. However, as a matter of policy, such selection is being submitted to the shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify the selection of this firm, the Board will reconsider the matter.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer and certain other executive officers who were the most highly compensated in fiscal year 2007. These individuals, referred to as “named executive officers” or “NEOs,” are identified below:

•	Richard L. Bond, Director, President and Chief Executive Officer

•	Wade D. Miquelon, Executive Vice President and Chief Financial Officer

•	J. Alberto Gonzalez-Pita, Executive Vice President and General Counsel

•	James V. Lochner, Senior Group Vice President, Fresh Meats and Margin Optimization

•	William W. Lovette, former Senior Group Vice President, Poultry and Prepared Foods

•	John Tyson, Chairman of the Board

•	Greg W. Lee, former Chief Administrative Officer and President, International

Mr. Lovette retired from the Company on November 17, 2007 but is included in this section because he was an executive officer at the end of fiscal year 2007. This section also includes compensation information for two persons that were not executive officers at the end of fiscal year 2007. On September 28, 2007, the duties of Mr. John Tyson changed such that he is no longer an executive officer of the Company, and, on April 2, 2007, Mr. Lee retired from full time employment with the Company. Messrs. Tyson and Lee are included because, but for the fact that they were not executive officers of the Company at the end of the fiscal year, they would have been among the three other executive officers who were most highly compensated in fiscal year 2007. This section should be read in conjunction with the detailed tables and narrative descriptions under the section titled “Executive Compensation” in this Proxy Statement.

Compensation Philosophy and Objectives

Our executive compensation program is designed to provide a competitive level of compensation necessary to retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, following are the key objectives of our compensation programs.

Attract, Motivate and Retain Key Employees. Our executive compensation program is shaped by the competitive market for management talent in the food industry and at other public and private companies. We believe our executive compensation should be competitive with the organizations with which we compete for talent. As such, it is our goal to provide compensation at such levels (both in terms of benefits provided and amounts paid) that attracts, motivates and retains superior executive talent for the long-term.

Shareholder Alignment. One of the objectives of our executive compensation philosophy is to ensure that an appropriate relationship exists between executive pay, the Company’s financial performance and the creation of shareholder value. We believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest.

Link Pay to Performance. We believe that as an executive’s responsibility increases, a larger portion of his or her total compensation should be “at risk” incentive compensation (both short-term and long-term), subject to corporate, business unit, individual, stock price and/or earnings performance measures. Our compensation program links pay to performance by making a substantial portion of total executive compensation variable, or “at-risk,” through an annual bonus based on Company earnings and the granting of long-term incentive awards, including stock options, restricted stock and performance-based phantom stock. As performance goals are met or exceeded, executives are rewarded commensurately.

How We Determine Compensation

Role of the Compensation Committee. The Compensation Committee consists of independent directors Ms. Smith, who serves as Chairperson of the Compensation Committee, Dr. Hackley and Mr. Zapanta. In general, the Compensation Committee works with management to ensure key executives are compensated in accordance with our compensation philosophy and objectives. More specifically, the Compensation Committee periodically reviews and approves the Company’s stated compensation strategy, corporate goals and objectives relevant to management compensation and total compensation policy to ensure they support business objectives, create shareholder value, are consistent with shareholder interests, attract and retain key executive talent and link compensation with corporate performance. The Compensation Committee’s charter describes additional duties and responsibilities of the Compensation Committee with respect to the administration, oversight and determination of executive compensation. These duties and responsibilities include:

•	reviewing and approving the employment contract, annual performance goals, year end performance relative to these goals and total compensation for the Company’s Chief Executive Officer;

•

reviewing and approving the employment contract and total compensation of any executive officer or former executive officer not compensated under the Company’s band structure (which is described below);

•	ratifying employment contracts and related band level designations for the Company’s other NEOs;

•	reviewing the Company’s band structure with management and approving such changes as it deems necessary;

•	referring to the Board all new equity-based plans or incentive compensation plans or amendments to existing equity-based plans or incentive compensation plans;

•	approving and referring to the Board all new compensation plans or amendments to existing plans with material cost impact; and

•	reviewing periodically the Company’s change of control and severance programs and executive benefits and perquisites.

In addition, the Compensation Committee reviews and provides advice on new compensation objectives, plans and related levels for executives when proposed by management. The Compensation Committee also periodically reviews the composition of the peer groups used for competitive pay/performance benchmarking and analyzes total compensation for the Chief Executive Officer and each executive band level as compared to the relevant external benchmarks. A discussion of the peer group and external benchmarks used in establishing compensation is set forth below under the heading “Role of Compensation Consultants/Benchmarking.”

The Compensation Committee works to ensure that its decisions are handled consistent with tax regulations, relevant law, NYSE listing requirements and in a manner that is mutually satisfactory to the Compensation Committee and the Company’s principal shareholder, as the Compensation Committee deems appropriate. Because the Company meets the definition of a “controlled company” under NYSE corporate governance rules, the Compensation Committee is not required to determine the compensation of our Chief Executive Officer in its sole discretion. However, the Compensation Committee has approved the employment contracts and total compensation for our Chief Executive Officer since 2003.

Band Structure. Except for our most senior executive officers, our executive officers and key employees of the Company are compensated based on the Company’s band structure. Our band structure has 9 levels, each of which sets forth amounts for target base salary, annual stock option grants, restricted stock grants, annual performance stock grants (for the top three band levels only) and target annual cash bonuses to be awarded to executives designated at such level. An executive officer’s band level designation is made by the Chief Executive Officer and ratified by the Compensation Committee. The designation is based on the individual’s level of responsibility and ability to affect shareholder value relative to other executive officers and key employees. Each element of compensation paid or awarded under the band structure is fixed at pre-determined amounts with the exception of base salary and annual cash bonuses. The band structure provides a target amount at each band level for base salary and annual cash bonuses, but actual salary and bonuses can be adjusted above or below such targets based on an individual’s responsibility and performance as determined on a case by case basis by such individual’s supervisor.

Our current band structure was established in 2004 by our human resources group and senior management based on their collective review of recommendations and market analysis provided by the compensation consulting firm The Hay Group. Market analysis provided by The Hay Group consisted of compensation information for a group of over 800 companies from various industries, over 250 of which had annual sales in excess of $1 billion (which we refer to herein as the “General Industry Group”). The band structure was designed to compensate Company employees at the 50th percentile of persons with comparable responsibilities at companies in the General Industry Group. The General Industry Group was selected as the benchmark for the Company’s band structure because we believe it serves as a stable representation of national pay levels for all types of companies and is impacted minimally by changes in the participant group. The Compensation Committee and the Company’s human resources group periodically review the band structure with senior management and suggest adjustments and/or modifications as they deem necessary to ensure that our executive officers and key employees are compensated at the 50th percentile of The Hay Group’s most recently published General Industry Group and generally in accordance with our compensation philosophies and objectives. For more detailed discussion regarding decisions with respect to each element and amount of compensation provided for in the band structure, see the section below titled “Elements of Compensation.”

Interaction Between the Compensation Committee and Management. Employment contracts and band level designations for all executive officers, other than Messrs. Bond, Tyson and Lee, are determined by the Chief Executive Officer, in consultation with the Company’s human resources group, and ratified by the Compensation Committee. The Company’s human resources group presents a summary of the key terms of each contract, including band level designations, to the Compensation Committee. The Compensation Committee reviews and discusses the contracts and will meet with the Company’s human resources group as it deems necessary to discuss any questions or issues it has regarding these decisions. Once all questions and issues have been addressed to the satisfaction of the Compensation Committee, the Compensation Committee will ultimately ratify the employment contracts and the band level designations.

Role of Compensation Consultants/Benchmarking. Since fiscal year 2001, the Company has retained The Hay Group to provide data regarding compensation practices of two groups of companies: the General Industry Group, which is described above, and of a certain group of publicly traded companies in the protein and packaged goods industries (which we refer to as the “Compensation Peer Group”). The following 12 companies have made up the Compensation Peer Group since fiscal year 2002:

Campbell Soup Co.

ConAgra Foods, Inc.

General Mills, Inc.

H. J. Heinz Co.

Hershey Foods Corporation

Kellogg Company

McCormick & Company, Inc.

Sara Lee Corporation

Wm. Wrigley Jr. Company

Smithfield Foods, Inc.

Pilgrim’s Pride Corp.

Hormel Foods Corporation

The Hay Group furnishes the data to our human resources group, whereupon our human resources group summarizes the data and presents it to the Compensation Committee. The Compensation Committee uses the data in their review of compensation for executive officers (including the NEOs) and compensation levels within our band structure to determine whether the compensation levels are consistent with our compensation philosophy and objectives of providing competitive compensation that attracts, motivates and retains executive talent. In that regard, the Compensation Committee typically targets total compensation at the 75th percentile of the Compensation Peer Group for Mr. Bond and the 50th percentile of the broader General Industry Group for the other NEOs. Mr. Bond’s total compensation is targeted at a higher percentile due to his level of responsibility and ability to affect shareholder value relative to the other NEOs. Prior to their change in responsibilities in fiscal year 2007, total compensation payable to Messrs. Tyson and Lee were also targeted at the 75th percentile of the Compensation Peer Group due to their respective levels of responsibility and ability to affect shareholder value relative to the other NEOs. The Compensation Committee believes it is necessary to target Mr. Bond’s compensation based on the smaller Compensation Peer Group, which is made up exclusively of public companies in the food industry, because these are companies against which we compete for the specialized talents and experience possessed by Mr. Bond. On the other hand, because many of the talents possessed by the other NEOs could transcend a variety of industries, the Compensation Committee believes it appropriate to use the General Industry Group in setting their compensation as it represents a cross section of consumer products and other industries, not just food industry companies.

The Compensation Committee is expressly authorized in its charter to retain independent legal, accounting or other advisors or experts at the Company’s expense. In fiscal year 2007, the Compensation Committee retained Hewitt Associates, Inc. as its independent executive compensation consultant. Hewitt Associates, Inc. was instructed to provide the Compensation Committee advice and ongoing recommendations regarding material executive compensation decisions, to review compensation proposals of management and to review information and advice provided by The Hay Group. Specifically, Hewitt Associates, Inc. provided the Compensation Committee market information and analyses regarding the Chief Executive Officer’s and the Chairman’s present employment contracts, which were negotiated in fiscal year 2007, and the Company’s current EBIT-based management cash bonus programs. Other than the work they perform for the Compensation Committee as described herein, Hewitt Associates, Inc. has provided no other consulting services to the Company.

How NEOs Are Compensated

Each NEO has an employment contract with the Company which, among other things, outlines the compensation payable to them. Once compensation decisions are made and an employment contract is executed, the NEO is entitled to receive the compensation provided for in his/her contract until it terminates or is amended. For a more detailed discussion of each NEO’s employment contract, see the section titled “Employment Contracts” in this Proxy Statement.

Mr. Richard L. Bond. Mr. Bond’s current employment contract was entered into on December 19, 2006 as a result of Mr. Bond’s increased responsibilities related to his assuming the duties of Chief Executive Officer of the Company in May 2006. His previous contract was executed on September 28, 2001 and was amended and restated on July 29, 2003. Compensation decisions for Mr. Bond are not based on the Company’s band structure. Instead, compensation payable to Mr. Bond under his current employment contract was determined after negotiations between Mr. Bond and the Company’s principal shareholder. The Compensation Committee consulted with the principal shareholder throughout the negotiation process and ultimately approved the final terms of the contract before it was executed. The decision to approve Mr. Bond’s contract and the compensation payable thereunder was based upon:

•	an evaluation of historical total compensation made to individuals with similar responsibilities at companies at the 75th percentile of the Compensation Peer Group;

•	an evaluation of Mr. Bond’s performance by the Compensation Committee;

•	an evaluation of the proposed total compensation in comparison to the other executive officers to ensure that compensation is commensurate with level of responsibility; and

•	recommendations from the Company’s human resources group and advice from compensation consultants engaged by the Company and the Compensation Committee.

Mr. Bond’s previous contract and compensation payable thereunder were established in a similar manner.

All elements of compensation payable to Mr. Bond under his employment contract are fixed except base salary and annual cash bonuses. Decisions regarding whether to increase Mr. Bond’s salary and his participation in the Company’s annual cash bonus programs are made annually by the Compensation Committee. For a more detailed analysis regarding these decisions see the section titled “Elements of Compensation” in this Proxy Statement.

Mr. John Tyson. Throughout most of fiscal year 2007 Mr. Tyson was compensated in accordance with an employment contract he entered into with the Company on October 1, 2001, when he served as Chief Executive Officer of the Company. This contract was amended and restated on July 29, 2003. The terms of such contract were reviewed and approved by the Compensation Committee. In May 2006, Mr. Bond replaced Mr. Tyson as the Company’s Chief Executive Officer. Mr. Tyson retained the position as Chairman of the Board and certain senior executives continued to report to Mr. Tyson. Given Mr. Tyson’s continuing significant responsibilities at the time, the Compensation Committee determined not to request that Mr. Tyson renegotiate the terms of his employment contract. In September 2007, Mr. Tyson made the decision to reduce his ongoing responsibilities and to serve as the Company’s Chairman in a non-executive capacity. This included having senior executives who reported to him to now report to Mr. Bond. The Company directed Mr. Tollett, a director and consultant to the Company, to negotiate the terms of Mr. Tyson’s new contract on behalf of the Company. Mr. Tollett was chosen to negotiate the contract because of the extensive experience he has in such matters from his years as Chief Executive Officer of the Company. The Compensation Committee approved a new contract for Mr. Tyson and Mr. Tyson and the Company entered into a new contract on September 28, 2007. This contract reflected his new role and responsibilities and provided for substantially less payments and awards than Mr. Tyson would have been eligible to receive under his previous contract. Compensation payable to Mr. Tyson under this contract was based on an evaluation of Mr. Tyson’s contributions to the Company, historical compensation made to individuals with similar responsibilities at companies in the General Industry Group and the Compensation Peer Group, recommendations from the Company’s human resources group and advice from compensation consultants engaged by the Company and the Compensation Committee.

Mr. Greg Lee. Mr. Lee retired from full-time employment with the Company on April 2, 2007. Prior to his retirement, Mr. Lee was compensated in accordance with the terms of an employment contract he entered into with the Company on October 1, 2001, which was amended and restated on July 29, 2003. The terms of such contract were reviewed and approved by the Compensation Committee. On April 3, 2007, the Company and Mr. Lee entered into an amendment to his existing employment contract in connection with his retirement which provided for certain payments to be paid to Mr. Lee and pursuant to which Mr. Lee agreed to serve as a part-time employee and consultant to the Company in a limited capacity. The compensation payable to Mr. Lee under his current arrangement was determined by the Compensation Committee at the time Mr. Lee’s previous contract was amended and restated in 2003. His compensation was based on an evaluation of historical total compensation made to individuals with similar responsibilities at companies at the 75th percentile of the Compensation Peer Group, recommendations from the Company’s human resources group and advice from compensation consultants engaged by the Company.

All Other NEOs. The compensation payable to Messrs. Miquelon, Gonzalez-Pita, Lochner and Lovette under their respective employment contracts is based on the band level designated to them prior to execution of their respective contracts. Messrs. Miquelon, Lochner and Lovette are compensated at the first band level and Mr. Gonzalez-Pita is compensated at the second band level. Each of their respective employment contracts were in effect during fiscal year 2007 and, with the exception of Mr. Lovette’s contract, are currently in effect.

Elements of Compensation

The Company’s executive compensation program consists of:

•	base salary,

•	cash bonuses,

•	equity-based compensation,

•	financial, retirement and welfare benefit plans, and

•	certain defined perquisites.

Compensation Mix

Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an employee’s responsibility and ability to affect the financial results of the Company increases, base salary becomes a smaller component of total compensation and long-term, equity-based compensation becomes a larger component of total compensation. We also strive to allocate total direct compensation in a manner that is market competitive with our peer groups. The chart below illustrates the mix of total compensation for Mr. Bond, individually, and Messrs. Miquelon, Gonzalez-Pita, Lochner and Lovette, as a group, based on compensation paid in fiscal year 2007. Messrs. Tyson and Lee are not included in the table below because their fiscal year 2007 compensation was significantly affected by their change in employment status which produces atypical results for purposes of demonstrating the Company’s goals regarding the total mix of compensation paid to executive officers.

Compensation Element	2007 Total Compensation Mix for Mr. Bond	2007 Total Compensation Mix for Messrs. Miquelon, Gonzalez-Pita, Lochner and Lovette
Base Salary	12.1%	40.0%
Cash Bonuses	17.7%	18.8%
Equity-Based Compensation	60.3%	29.1%
Financial, Retirement and Welfare Benefit Plans and Perquisites	9.9%	12.1%

Base Salary

Base salary is the “fixed” element of executive compensation used to compensate NEOs for services rendered during the fiscal year. Each NEO’s employment contract with the Company sets a floor amount for base salary. The Compensation Committee approved such amounts for Messrs. Bond, Tyson and Lee as part of its process in approving their employment contracts. Base salary amount for all other NEOs is based on the NEO’s pre-determined band level. The Company’s band structure sets forth a target amount for base salary at each level. The Chief Executive Officer has discretion to set base salary above or below the target amount as he deems appropriate based on such individual’s level of responsibility when employment contracts for these individuals are entered into or amended.

The employment contracts for each NEO, other than the current contracts with Messrs. Tyson and Lee, state that base salary is subject to annual increases but not decreases. The Compensation Committee may increase Mr. Bond’s base salary annually as it deems appropriate and, prior to their change in employment status, it also had the discretion to increase base salary for Messrs. Tyson and Lee. The Chief Executive Officer has the discretion to make increases to base salaries for the other NEOs as he deems appropriate. Our current goal is to maintain base salary at or near the 75th percentile of persons holding comparably responsible positions at companies in the Compensation Peer Group for the Chief Executive Officer and the 50th percentile of persons holding comparably responsible positions at companies in the General Industry Group for the other NEOs. Mr. Bond’s base salary is targeted at a higher percentile due to his level of responsibility and ability to affect shareholder value relative to the other NEOs. In determining whether to increase an NEO’s base salary the Compensation Committee or the Chief Executive Officer, as applicable, also considers the individual’s: (i) past performance, (ii) potential with the Company, and (iii) changes in level and scope of responsibility. They also consider the Company’s general approach for annual salary merit increases for management to take into account cost of living adjustments. Neither the Chief Executive Officer nor the Compensation Committee assigns a particular weight to any factor. Annual salary merit increases for NEOs that are approved by the Chief Executive Officer are generally consistent with merit increases for other officers and management personnel. Based on these factors, the Chief Executive Officer and Compensation Committee approved, as applicable, base salary merit increases of approximately 3.0% to 3.5% for our NEOs and other team members in fiscal year 2007.

The table below discloses base salary for each NEO in fiscal years 2006 and 2007 and the percentage increase, or decrease, in their 2007 base salary from their 2006 base salary.

NEO	Fiscal Year 2006 Salary	Fiscal Year 2007 Salary	Percentage Increase Over Fiscal Year 2006 Salary
Richard L. Bond	$1,140,000	$1,220,000	7.0%
Wade D. Miquelon	$605,000	$625,000	3.3%
J. Alberto Gonzalez-Pita	$492,500	$508,000	3.1%
James V. Lochner	$550,000	$566,500	3.0%
William W. Lovette	$550,000	$566,500	3.0%
John Tyson	$1,170,000	$1,170,000	0.0%
Greg W. Lee	$779,000	$481,800	-38.2%

Mr. Bond’s salary was increased during fiscal year 2007 in connection with his assuming the role of Chief Executive Officer of the Company. Mr. Tyson’s salary was not increased because of the change in his responsibilities when Mr. Bond became Chief Executive Officer. Mr. Lee’s salary was reduced due to the fact that he entered into his 10 year senior employment contract upon his retirement from full-time employment on April 3, 2007.

Based on an anticipated Company-wide merit increase of approximately 3.25% to 3.5%, the Compensation Committee approved a merit increase of 3.5% for Mr. Bond on November 15, 2007, to be effective December 30, 2007. Merit increases in base salary for Messrs. Miquelon, Gonzalez-Pita and Lochner will next be determined in late December 2007 and will become effective on December 30, 2007.

Annual Cash Bonuses

The employment contracts with our NEOs provide them an opportunity to receive awards each year under any cash bonus plan the Company may have in effect. Since fiscal year 2005, the Company has maintained two cash bonus plans: an EBIT-based cash bonus program for management (which we refer to herein as the “Cash Bonus Plan”) and the Tyson Foods, Inc. Annual Incentive Compensation Plan for Senior Executive Officers (which we refer to herein as the “Executive Incentive Plan”). These plans are designed to align the interests of management towards the achievement of a common corporate goal and, through discretionary adjustment features available to supervisors, allow for the recognition of division and individual performance. The Executive Incentive Plan, which was approved by shareholders on February 4, 2005, is also designed to maximize the Company’s ability to deduct for tax purposes performance based compensation paid to executive officers. NEOs may only participate in one of these plans. Participants in the Executive Incentive Plan are selected each year by the Compensation Committee based on their potential to receive total compensation that may not otherwise be deductible by the Company for tax purposes. Any NEO not selected to participate in the Executive Incentive Plan will be eligible to participate in the Cash Bonus Plan. For fiscal year 2007, the Compensation Committee designated Messrs. Bond, Tyson and Lee as eligible participants under the Executive Incentive Plan. Annual cash bonuses earned by the NEOs in fiscal year 2007 are listed under the column “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table for Fiscal Year 2007” in this Proxy Statement.

Cash Bonus Plan – Messrs. Miquelon, Gonzalez-Pita, Lochner and Lovette were eligible to participate in the Cash Bonus Plan in fiscal year 2007. Bonus opportunities under the Cash Bonus Plan are expressed as a percentage of an individual’s base salary and the applicable percentage is based on that individual’s band level. The Company’s band structure sets forth target amounts for each level, however, these amounts are subject to adjustment above or below the target percentage each year by the Chief Executive Officer. In addition, the actual amount of bonus paid is subject to adjustment by the Chief Executive Officer. Such adjustments are determined based on each individual’s level of responsibility relative to other executive officers and performance during the fiscal year. Adjustments are also made with the goal of maintaining the awards at or near the 50th percentile of similar awards for persons holding comparably responsible positions at companies in the General Industry Group.

The common corporate goal upon which awards under the Cash Bonus Plan are based is referred to as “Adjusted EBIT.” EBIT is the Company’s sales less its cost of goods sold, selling expenses and general and administrative expenses and Adjusted EBIT takes into account any extraordinary items, such as one time cash gains or losses. The Compensation Committee believes Adjusted EBIT is an appropriate measure of Company performance to utilize in making performance-based compensation decisions because senior management uses the same measure to evaluate the day-to-day performance of the business. Each year, management sets a threshold Adjusted EBIT amount and a target Adjusted EBIT amount under the Cash Bonus Plan which are approved by the Compensation Committee. Generally, no bonuses are paid under the Cash Bonus Plan unless the Company achieves the threshold Adjusted EBIT amount. The Compensation Committee can recommend to the full Board, however, that bonuses be awarded notwithstanding the fact that the Company failed to achieve the threshold Adjusted EBIT amount. Since inception of the Cash Bonus Plan in fiscal year 2002, no bonuses have been paid unless the Company achieved the threshold Adjusted EBIT amount. If the target Adjusted EBIT amount is achieved participants in the plan will receive 100% of their target bonus opportunity, subject to adjustment as described above. If the Company’s Adjusted EBIT is greater than the threshold level but less than the target level, participants will receive a prorated percentage of their target bonus opportunity based on where the actual Adjusted EBIT amount falls between the threshold and target levels, and if the Company’s Adjusted EBIT is greater than the target level, participants will receive a percentage in excess of 100% of their target bonus opportunity based on where the actual Adjusted EBIT amount falls above the target level, in each case subject to adjustment as described above. For fiscal year 2007, the threshold Adjusted EBIT amount was $570,000,000 and the target Adjusted EBIT amount was $1,036,000,000. The Company’s actual Adjusted EBIT for fiscal year 2007 was $633,905,000, approximately 14% of the difference between the threshold Adjusted EBIT amount and the target Adjusted EBIT amount. Therefore, the NEOs participating in the Cash Bonus Plan were eligible to receive, before any individual adjustments, approximately 14% of their individual bonus eligibility under the Cash Bonus Plan.

The table below sets forth bonus amounts for each NEO participating in the Cash Bonus Plan at the target Adjusted EBIT level and actual Adjusted EBIT for fiscal year 2007 and the actual amount of bonus paid to each such NEO under the plan.

NEO	Target Bonus Opportunity at Target Adjusted EBIT		Target Bonus Opportunity at Actual Adjusted EBIT	Actual Amount of Bonus Paid
	Expressed as dollars	Expressed as a percentage of base salary
Wade D. Miquelon	$687,500	110%	$93,425	$95,187
J. Alberto Gonzalez-Pita	$508,000	100%	$69,596	$70,884
James V. Lochner	$623,150	110%	$80,702	$91,230

Mr. Gonzalez-Pita’s participation amount was lower than Messrs. Miquelon and Lochner which is consistent with their respective band-level designations. Mr. Lochner was given an additional $10,528 under the Cash Bonus Plan to reward him for his efforts in significantly reducing costs at the Fresh Meats business unit in fiscal year 2007. Mr. Lovette is not included in the table above because he received a one-time lump sum payment of $203,621 in connection with his departure from the Company in satisfaction of any amounts owed to him under the Cash Bonus Plan and the CMI Plan (which is described below).

Decisions with respect to the threshold Adjusted EBIT Amount and the target Adjusted EBIT Amount for the Cash Bonus Plan for fiscal year 2008 are expected to be made in February 2008.

Executive Incentive Plan – Cash bonuses paid under the Executive Incentive Plan are based on performance measures established each year by the Compensation Committee. For fiscal year 2007, the Compensation Committee selected Adjusted EBIT as the performance measure under the plan for the same reason the Compensation Committee chose Adjusted EBIT for the Cash Bonus Plan. The individual annual incentive bonus which Messrs. Tyson, Bond and Lee were eligible to receive was determined by (i) taking the amount by which Adjusted EBIT exceeded $570,000,000 up to $1,036,000,000 multiplied by the percentage set forth in column (a) for each participant, and (ii) adding to that product, if applicable, the amount by which Adjusted EBIT exceeded $1,036,000,000 multiplied by the percentage set forth in column (b) for each participant:

Participant	Column (a)	Column (b)
Richard L. Bond	1.60%	0.75%
John Tyson	1.60%	0.75%
Greg W. Lee	0.40%	0.125%

The Compensation Committee set such amounts with the goal of maintaining the awards at or near the 75th percentile of similar awards for persons holding comparably responsible positions at companies in the Compensation Peer Group.

The Executive Incentive Plan is also designed to maximize the Company’s ability to deduct for tax purposes performance based compensation paid to Messrs. Bond, Tyson and Lee. When actual Adjusted EBIT is determined, a bonus pool is created for each individual based on the calculation set forth above. Of this bonus pool, approximately 80% of such amount is allocated to bonus paid for performance that is consistent with Company expectations. The remaining amount is designed to first allow the Company to compensate such individuals for extraordinary performance and second, to the extent any capacity remains, to maximize tax deductibility for performance-based compensation.

Generally, no bonuses are paid under the Executive Incentive Plan in the event the Company fails to achieve the threshold Adjusted EBIT amount. The Compensation Committee has discretion, however, to award bonuses under the plan notwithstanding the fact that the Company failed to achieve the threshold amount. But, as with the Cash Bonus Plan, no bonuses have been paid under the Executive Incentive Plan unless the Company achieved the threshold amount since inception of the plan in fiscal year 2005.

In fiscal year 2007, the Company’s Adjusted EBIT was $633,905,000 and, as a result, Messrs. Tyson, Bond and Lee were eligible to receive $1,022,480, $1,022,480 and $255,620, respectively, under the plan. For Mr. Bond, his bonus would have been $836,600 if it was based solely on Company expectations. However, after reviewing the foregoing and Mr. Bond’s overall performance and considering the potential tax implications to the Company for bonuses paid to Mr. Bond under the CMI Plan (which is described below), the Compensation Committee elected to award Mr. Bond the full amount of $1,022,480 under the Executive Incentive Plan. For a discussion of tax implications considered by the Compensation Committee in making compensation decisions see the section below titled “Tax and Accounting Considerations—Limits on Deductibility of Compensation”. Mr. Lee was not awarded a cash bonus under the Executive Incentive Plan because when he retired on April 2,

2007 the Company made a cash payment to Mr. Lee in the amount of $267,000 in lieu of any right to receive a bonus under the plan. Such amount represents a prorated retirement bonus consistent with the Company’s bonus practice. Mr. Tyson also did not receive a bonus under the Executive Incentive Plan in fiscal year 2007 because he and the Company agreed he would not be eligible for a cash bonus as part of his change of duties on September 28, 2007.

For fiscal year 2008, the Compensation Committee selected Mr. Bond as the only participant in the Executive Incentive Plan. The terms of the plan will be the same for fiscal year 2008 as they were for 2007 except that the threshold Adjusted EBIT amount will be $500,000,000 and the target amount will be $900,000,000.

Cost Management Incentive Plan – In fiscal year 2007, the Compensation Committee established the Cost Management Incentive Plan (which we refer to herein as the “CMI Plan”) as an incentive to motivate executives towards the achievement of certain cost savings goals. The CMI Plan and the amounts payable thereunder were established outside the Company’s band structure. Individuals who participated in the Cash Bonus Plan or the Executive Incentive Plan also participated in the CMI Plan and their participation interest under the CMI Plan was consistent with their participation levels in the cash bonus plan in which they participated. Bonuses paid under the CMI Plan were independent of cash bonuses payable under the Cash Bonus Plan and to senior executive officers under the Executive Incentive Plan. Under the CMI Plan, a bonus pool for plan participants was created at the end of the fiscal year based on the achievement by the Company of certain cost savings goals set by the Compensation Committee. The size of the bonus pool was to increase as cost savings increased beyond each goal. The table below sets forth the amounts to be contributed to the bonus pool and the requisite cost savings goals as determined by the Compensation Committee:

Cost Savings Achieved	Amount Added to Bonus Pool
$170,000,000 or less	$0
$170,000,001 to $180,000,000	$5,000,000
$180,000,001 to $190,000,000	$7,500,000
$190,000,001 to $200,000,000	$10,000,000
$200,000,001 to $210,000,000	$12,500,000
$210,000,001 to $220,000,000	$15,000,000
$220,000,001 to $230,000,000	$17,500,000
$230,000,001 and above	$20,000,000

The cost savings goals and related bonus amounts were selected by senior management and approved by the Compensation Committee. These amounts were set at such levels that senior management believed (i) were attainable but not assured, (ii) would adequately motivate executives to achieve such targets, and (iii) if achieved, would create value for our shareholders. Based on Company-wide cost savings in excess of $265,000,000 in fiscal year 2007, the Company contributed $20,000,000 to the CMI Plan bonus pool and each participant was eligible to receive the maximum bonus available to them. Under the CMI Plan, Mr. Miquelon received a bonus of $224,813, Mr. Gonzalez-Pita received a bonus of $166,116 and Mr. Lochner received a bonus of $203,770. Mr. Bond was eligible to receive a bonus of $906,720 under the CMI Plan but such amount was reduced by $185,880 and his bonus under the Executive Incentive Plan was increased by the same amount, allowing the Company to maximize tax deductions for compensation payable to him. Mr. Lovette received a one-time lump sum amount of $203,621 in connection with his departure from the Company in satisfaction of any amounts owed to him under the Cash Bonus Plan and the CMI Plan.

Equity-Based Compensation

We believe equity-based compensation is an effective long-term incentive for executives and managers to create value for shareholders as the value of such compensation has a strong correlation to appreciation in the

Company’s stock price. Each NEO’s employment contract establishes the amounts of equity-based compensation the NEO will receive, if any, during the term of the contract. For Mr. Bond, these amounts were determined as part of the negotiation of his employment contract and were approved by the Compensation Committee. For Messrs. Miquelon, Gonzalez-Pita, Lochner and Lovette, these amounts were determined based on their band level. The Company’s current band structure sets forth the number of stock options, and the dollar amount of restricted stock and performance stock to be awarded at the band levels in which the NEOs are designated. However, unlike base salary and cash bonuses, these amounts are not subject to adjustment. Neither Mr. Tyson nor Mr. Lee will receive equity-based compensation under their current contracts with the Company, however, both received equity-based compensation under their prior contracts, the amounts of which were determined when their contracts were negotiated and approved by the Compensation Committee.

The amounts and types of equity-based compensation to be awarded by the Company are determined by management and/or the Compensation Committee with a view towards aligning the interests of executives and other managers with the interests of the Company’s shareholders. In determining these amounts, management and the Compensation Committee review the relation of long-term compensation to cash compensation and the perceived need of providing additional incentives to executives and managers to increase shareholder value. In addition, the value of equity-based compensation awarded to NEOs is compared to awards made to executives in similar positions within the peer groups. The Compensation Committee does not assign a particular weight to any factor.

Stock Options – Each NEO’s employment contact sets forth the number of stock options the NEO is entitled to receive when the Company grants options to management. Such options are awarded and approved annually by the Compensation Committee prior to or on a pre-determined grant date. The grant date currently occurs four business days after the Company announces fiscal year-end financial results. The exercise price for option awards is the closing price for our stock as reported on the NYSE on the grant date. Option awards expire 10 years after the grant date. The Company does not backdate, re-price or grant equity awards retroactively. All awarded stock options vest in annual increments beginning on the second anniversary of the date of the award and become fully vested after five years. The Compensation Committee approved the 2007 fiscal year stock option awards at its November 16, 2006 meeting with a grant date of November 17, 2006. The Compensation Committee approved the 2008 fiscal year stock option awards at its November 15, 2007 meeting with a grant date of November 16, 2007. For details regarding stock options granted to the NEOs in fiscal year 2007 see the table titled “Grants of Plan Based Awards During Fiscal Year 2007” in this Proxy Statement.

Restricted Stock – Restricted stock is granted when an employment contract is signed by an executive and the number of shares of restricted stock to be awarded is set forth in the contract. The value of the restricted stock to be awarded to an NEO, other than Mr. Bond, is based on his designated band level. The actual number of shares of restricted stock granted is determined by dividing the designated band dollar value for restricted stock by the closing stock price on the date the contract is offered. For example, if the designated band dollar value for restricted stock is $300,000 and the closing stock price on the date the contract is offered to the executive is $15 per share, the contract offered to the executive will include a grant of 20,000 shares of restricted stock. Shares of restricted stock typically vest on the fifth anniversary of the grant date. For details regarding restricted stock awards granted to the NEOs in fiscal year 2007 see the table titled “Grants of Plan Based Awards During Fiscal Year 2007” in this Proxy Statement.

Performance Stock – Performance stock awards represent the right to receive shares of Company stock if certain performance criteria is met on the award’s vesting date. Achievement of performance criteria is typically determined three years from the date of grant and, if the performance criteria is achieved, the award typically vests approximately 45 days thereafter. On an annual basis, the Company’s senior management and human resources group meet to discuss the performance criteria options to be considered for the following year’s grants, which options are included in the Tyson Foods, Inc. 2000 Stock Incentive Plan. These criteria were approved by shareholders to ensure tax deductibility for performance-based compensation. Based on these discussions and the direction provided by the Compensation Committee, the Company’s human resources group will prepare several options for the Compensation Committee’s review at its regularly scheduled August meeting. Through the course of its review and discussions, the Compensation Committee chooses one or more options that the Compensation Committee reasonably believes provide the appropriate balance between (i) significant performance measures aimed at increasing shareholder value if achieved, and (ii) performance measures that are reasonably attainable so as to motivate the officers to attain the performance goals.

The performance criteria adopted by the Compensation Committee for performance stock awards granted in fiscal years 2006 and 2007 compares (i) the Company’s stock price performance against the stock price performance of companies making up the Compensation Peer Group, and (ii) actual Company return on invested capital, or ROIC, against pre-established ROIC goals described below. ROIC was selected as the performance measure because the Compensation Committee believed it to be a key measure of our ability to return value to shareholders. For fiscal year 2006 fifty percent (50%) of the performance shares granted vest based upon the stock price comparison measure and the other fifty percent (50%) vest upon achievement by the Company of the ROIC goals. For fiscal year 2007, seventy-five percent (75%) of the performance shares granted vest based upon the stock price comparison measure and the other twenty-five percent (25%) vest upon achievement by the Company of the ROIC goals. The right to receive Company stock under the performance shares is also conditioned upon the executive officer remaining continuously in the employment of the Company from the award date through the vesting date, subject to certain exceptions involving the death, disability or retirement of the executive officer. For the performance shares that vest based upon stock price comparison, 33.33% of such shares vest if the Company’s stock outperforms six members of the Compensation Peer Group over a three-year period; 66.67% of such shares vest if the Company’s stock outperforms eight members of the Compensation Peer Group over a three-year period; and all such shares vest if the Company’s stock outperforms ten members of the Compensation Peer Group over a three-year period. For the performance shares that vest based upon achievement of ROIC measures, 33.33% of such shares vest if the Company achieves a 12.00% ROIC for the measurement period; 66.67% of such shares vest if the Company achieves a 12.75% ROIC for the measurement period; and all of such shares vest if the Company achieves a 13.50% ROIC for the measurement period. ROIC is determined by taking EBIT and dividing it by Total Capital. Total Capital means the Company’s total debt plus total shareholder equity.

For fiscal year 2008 performance stock award grants, the Compensation Committee modified the performance criteria by eliminating the ROIC variable such that the awards are based 100% of the comparison of the Company’s stock price to companies in the Compensation Peer Group. The Compensation Committee elected to eliminate the ROIC variable because it believed such measure to be unpredictable, given the unprecedented import restrictions and volatility in supply and demand faced by the Company in the current business environment, and therefore did not provide adequate motivation to Company executives.

The amount of annual performance stock awards are determined when a new or amended employment contract is signed by an executive officer. For all NEOs, other than Messrs. Bond, Tyson and Lee, such determination is based on such officer’s band level. The Company’s band structure and each NEO’s employment contract sets forth the aggregate dollar value of the performance stock to be awarded annually. The actual number of shares of performance stock granted is based on the closing price of the Company’s stock on the last trading day of the fiscal year. The grant date for annual performance stock awards occurs on a stated date, which is the first date of the fiscal year. The Compensation Committee approved the 2007 fiscal year performance stock awards at its August 3, 2006 meeting with a grant date of October 2, 2006. The Compensation Committee approved the 2008 fiscal year performance stock awards at its August 2, 2007 meeting with a grant date of October 1, 2007. For details regarding performance stock awards granted to the NEOs in fiscal year 2007 see the table titled “Grants of Plan Based Awards During Fiscal Year 2007” in this Proxy Statement.

General Benefits

Our NEOs are eligible to participate in the Company’s financial, retirement and welfare plans that are generally available to all employees of the Company. The NEOs are also eligible to participate in certain plans, which are described below, that are only available to contracted officers and managers. We believe these benefits are comparable to the benefits offered by the companies in our peer groups and have examined and modified the benefits according to market data. We believe these benefits are a basic component in attracting, motivating and retaining executives.

Deferred Compensation. The Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan is a nonqualified deferred compensation plan providing life insurance protection during employment, and a subsequent retirement benefit, to certain officers of the Company or any subsidiary or affiliate who are party to a written employment contract, including the NEOs. The retirement benefit is a lifetime annuity, and the primary formula for determining such benefit is equal to one percent of the average annual compensation paid to the participant for his final five years of service multiplied by his or her years of creditable service. The Deferred Compensation Plan also provides for catch-up accruals for certain grandfathered participants. (Officers prior to 2002 receive an additional one percent of their final 5 year average annual compensation multiplied by their final 5 years of creditable service.) In addition, participants with at least 20 years of vesting service are generally eligible for a minimum benefit and a tax gross-up based on the amount of their executive life insurance premium at the male nonsmoker rate. Participants do not vest in the retirement benefits until attaining age 62, although a participant who attains at least age 55 and whose combination of age and years of vesting service equal or exceed 70 vests on such date that the early vesting rule is satisfied. A participant who vests in his or her retirement benefit prior to age 62 may retire early and receive an actuarially reduced benefit. The Compensation Committee has the discretion to grant early retirement benefits under the plan.

As of September 29, 2007, the life insurance portion of the Deferred Compensation Plan provided a death benefit for Messrs. Bond, Miquelon, Gonzalez-Pita, Lochner, Lovette, Tyson and Lee, with a face value of $5 million, $2 million, $2 million, $2 million, $2 million, $3 million and $3 million, respectively. Additional information about our Deferred Compensation Plan is included in the narrative text following the table titled “Pension Benefits for Fiscal Year 2007” in this Proxy Statement.

Welfare Plans. Our NEOs and other executives participate in our broad based employee welfare plans, including medical, dental, vision and insurance. These plans and benefits are available to all salaried employees and do not discriminate in favor of executive officers. In addition, contracted officers and managers, including our NEOs, have an additional health insurance benefit, known as the Executive Medical Reimbursement Plan (EMRP). The EMRP reimburses contracted officers and certain contracted managers of the Company or any subsidiary or affiliate (including the NEOs) and their covered dependents up to 100% of medical, prescription drug, dental and vision expenses not covered by Company plans. The benefits eligible to be reimbursed include only those expenses allowable as tax deductions for the Company under current tax regulations. Benefits through this plan are limited to annual maximums which vary based on position with the Company ($30,000 for NEOs). Each participant is charged a supplemental premium for this benefit.

Retirement Plans. We also provide the following qualified and non-qualified plans to the NEOs:

•	Employee Stock Purchase Plan,

•	Retirement Savings Plan,

•	Executive Savings Plan, and

•	Executive Long-Term Disability Plan.

With the exception of the Executive Savings Plan and the Executive Long-Term Disability Plan, the NEOs participate in the same tax qualified financial and retirement plans as the Company’s other employees.

Employee Stock Purchase Plan. The Employee Stock Purchase Plan is a nonqualified benefit plan available to all NEOs and to most employees (some bargaining units do not participate). Participants are eligible to participate on the first day of the month following three months of service and can contribute (on an after tax basis) up to 20% of base pay to this plan per pay period. After one year of service the Company will match 25% of the first 10% of base pay contributed. The plan provides for 100% immediate vesting.

Retirement Savings Plan. The Retirement Savings Plan is a qualified benefit plan (401(k)) available to all NEOs and to most employees (some bargaining units do not participate). Participants are eligible to participate on the first day of the month following three months of service and can contribute from 2% to 60% of base pay to this plan per pay period, subject to IRS annual limits on contributions and compensation. After one year of service the Company will match 100% of the first 3% of base pay contributed, plus 50% of the next 2% contributed. This plan provides for 100% immediate vesting.

Executive Savings Plan. The Executive Savings Plan is a nonqualified deferred compensation plan available to the NEOs and other highly compensated employees of the Company. The plan is available for those who wish to defer additional dollars over and above the IRS limits for qualified plans. After reaching the annual IRS limits in the Retirement Savings Plan, participants can begin deferring up to 100% of base pay into this plan. Participants can also defer up to 100% of annual bonus to this plan. All deferrals and payout elections to this plan must be elected by December of the year prior to the deferral year. This plan provides Company matching contributions in the same manner and amount as the Retirement Savings Plan. Participants in the plan have the option to invest deferred monies in an account accruing interest at the prime lending rate plus 2%. Additional information on the Executive Savings Plan can be found following the table titled “Non-qualified Deferred Compensation for Fiscal Year 2007” in this Proxy Statement.

Executive Long-Term Disability Plan. Certain officers and managers of the Company or any subsidiary or affiliate who are party to a written employment contract (including the NEOs) participate in the Executive Long-Term Disability Plan. This plan replaces (tax free) up to 60% of “insured earnings” to a maximum death benefit of $25,000 per month. “Insured Earnings” includes salary, annual bonus and a portion of the current estimated value of restricted stock and stock options. The value of the premiums paid by the Company, plus estimated income taxes thereon, are included in the participant’s taxable income.

Perquisites

Pursuant to the employment contracts with the NEOs, we provide certain perquisites that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Company pays any taxes owed by the NEOs on certain of these perquisites. The value of these perquisites and the estimated income taxes thereon are imputed as income to the executive. The Compensation Committee believes that these personal benefits provide executives with benefits comparable to those they would receive at other companies within our peer groups and are necessary for us to remain competitive in the marketplace. The Compensation Committee reviews the perquisites on a periodic basis, to ensure that they are appropriate in light of the Company’s total compensation program and market practice.

For the last completed fiscal year, we provided the following personal benefits to the listed NEOs:

•	Use of Company-owned aircraft (Bond, Tyson and Lee; and use for other NEOs when approved by the Chief Executive Officer)

•	Automobile allowance (Bond, Tyson and Lee)

•	Country club membership dues (Bond, Tyson and Lee)

•	Security monitoring of residence (Tyson)

•	Life insurance policy (All NEOs)

•	Reimbursement for tax and estate planning advice (Bond, Tyson and Lee)

•	Personal cellular phones (All NEOs)

•	Home phone and internet lines (Bond and Tyson)

•	Event tickets (All NEOs)

•	Bookkeeping services (Tyson)

•	Relocation expenses (Miquelon only in fiscal year 2007; available to all NEOs)

•	Executive Medical Reimbursement Plan (All NEOs)

All NEOs also had the right to use Company-owned entertainment assets but we did not own any such assets in fiscal year 2007. The attributed cost of the perquisites described above for the NEOs for the fiscal year ended September 29, 2007 are described in the “All Other Compensation” column of the Summary Compensation Table in this Proxy Statement.

Employment Contracts

The Company enters into employment contracts with its officers, including the NEOs. In addition to standard provisions regarding non-competition, confidentiality and benefits, these contracts provide for a minimum base salary for each executive officer. A summary description of these contracts is provided below.

Mr. Richard L. Bond. On December 19, 2006, the Company and Mr. Bond entered into a Second Amended and Restated Employment Agreement relating to Mr. Bond’s service as President and Chief Executive Officer of the Company. The term of Mr. Bond’s employment under this contract will terminate on December 31, 2009, unless terminated prior to such date. Pursuant to his employment contract, Mr. Bond is entitled to receive a minimum base salary of $1,220,000 per annum and annual option grants of 500,000 shares of Class A Common Stock on the date that option grants are awarded generally to other employees of the Company in each of the Company’s 2008 and 2009 fiscal years. In addition, Mr. Bond is also eligible to receive cash bonuses under the Company’s Cash Bonus Plan or Executive Incentive Plan for each fiscal year during the term of his employment. Mr. Bond is also eligible to receive certain perquisites, as described above. In addition, the Company has agreed to reimburse Mr. Bond for any and all income tax liability incurred by Mr. Bond in connection with certain of these perquisites. Mr. Bond’s employment contract provides for a one-year non-compete obligation from Mr. Bond following the termination of employment with the Company.

Under the terms of the employment contract, Mr. Bond will retire on December 31, 2009 unless the Company and Mr. Bond mutually agree otherwise. Mr. Bond has agreed that upon his retirement from active employment with the Company he will provide advisory services to the Company under the terms and conditions contained in a senior executive employment contract for a period of 10 years. As compensation for the advisory services provided to the Company under the senior executive employment contract, Mr. Bond will receive for each of the first five years an annual amount equal to 60% of the sum of his base salary at the time of his retirement and, for the next five years, Mr. Bond will receive an annual amount equal to 30% of the sum of his base salary at the time of his retirement. Also, during the term of the senior executive employment contract, (i) Mr. Bond and his spouse will receive health insurance available to Mr. Bond at the time of his retirement, (ii) all stock options held by Mr. Bond at the time of his retirement will continue in effect until they are exercised or terminate, and (iii) Mr. Bond will be entitled to perquisites similar to those under the employment contract (except that use of the Company aircraft will only be available during the first five years).

Mr. John Tyson. On September 28, 2007, the Company entered into a contract with Mr. Tyson. The contract replaced Mr. Tyson’s Amended and Restated Employment Agreement with the Company, dated as of July 29, 2003, and the ten year Senior Executive Employment Agreement attached to the original contract that the parties were to enter into at the end of the term of the original contract. Mr. Tyson’s current contract will expire on September 27, 2017 unless terminated earlier. Mr. Tyson is required to perform certain advisory and limited public relations services not to exceed twenty (20) hours per month, which services are provided in a non-executive officer capacity. The contract provides for a payment of $300,000 per annum to Mr. Tyson. Mr. Tyson is also eligible (i) to participate in any benefit plan or program maintained by the Company other than plans or programs related to Company bonus, equity compensation or long-term disability, (ii) to receive coverage under all employee pension and welfare benefit programs, plans and practices in accordance with the terms thereof and which the Company generally makes available to its most senior officers, (iii) the Company shall provide Mr. Tyson, his spouse and his eligible dependents with healthcare, hospitalization, medical, long term care, vision, dental, and other similar insurance coverage or benefits at such coverage levels and upon such terms and conditions as shall otherwise be made available to any of the most senior officers of the Company, and (iv) Mr. Tyson will be entitled to the following perquisites: reimbursement for annual country club dues; use of, and the payment of all reasonable expenses for, an automobile; reimbursement for reasonable costs incurred for tax and estate planning advice; up to 1,500 hours per year in security services; reasonable personal use of the Company-owned aircraft during the term of the contract (limited to 120 hours annually); and reimbursement for the annual premium payment on a $7,500,000 life insurance policy. Unless the contract is terminated by the Company for “Cause” or voluntarily by Mr. Tyson (other than by reason of the Company’s breach of the contract), before the expiration or termination of the term of the contract, the Company will continue to provide health coverage to Mr. Tyson, his spouse and his eligible dependents consistent with the terms of the contract. In addition, during the term of the contract, Mr. Tyson is permitted to participate in any benefit plan or arrangement, including reimbursement of business related expenses, in each case solely to the extent such benefits are generally available to employees of the Company. Mr. Tyson is also eligible to receive benefit payments under the Company’s Supplemental Executive Retirement Plan (“SERP”). In accordance with the terms of the SERP, the first annual payment of SERP benefits to Mr. Tyson will be made in April 2008. The annual payment made to Mr. Tyson under the SERP will be $175,196 (which represents the total grossed-up benefit amount) less any required tax withholdings.

In the event of Mr. Tyson’s death during the term of the contract, Mr. Tyson’s estate will receive a single payment equal to the remaining annual payments that would have been made to Mr. Tyson for the period of time between the date of his death and September 27, 2017 and his spouse and eligible dependents will continue to receive health coverage. In addition, from and after the earlier of the expiration or termination of the contract and the date of Mr. Tyson’s death, upon written notice of Mr. Tyson or his beneficiary(ies) to the Company, the Company will terminate and redeem all outstanding and unexercised stock options (vested and unvested) then held by Mr. Tyson in exchange for a single payment equal to the aggregate difference between (i) the fair market value of the stock represented by such stock options as determined as of the close of the Company’s business on the date of the occurrence of the event giving rise to application less (ii) the strike price for such stock under the applicable stock options. If the contract is terminated by the Company for “Cause,” or by Mr. Tyson (other than by reason of the Company’s breach of the contract), the obligations of the Company under the contract will cease.

Mr. Greg W. Lee. On April 2, 2007, the Company and Mr. Lee entered into a second amendment to the employment contract dated July 29, 2003 (as previously amended) to provide for Mr. Lee’s early retirement from full time employment with the Company. Pursuant to the terms of his amended employment contract Mr. Lee’s full time employment with the Company ended on April 2, 2007, and Mr. Lee received a lump sum payment of $725,800, which equals the amount of salary Mr. Lee would have been entitled during the remaining term of his original employment contract. Mr. Lee also received a bonus of $267,000 in lieu of any right to receive a bonus under the Executive Incentive Plan or the CMI plan.

As required by Mr. Lee’s employment contract, upon Mr. Lee’s retirement from full time employment with the Company, Mr. Lee executed a senior executive employment contract with the Company. This contract became effective on April 3, 2007. Under the terms of the senior executive employment contract, Mr. Lee will provide up to twenty (20) hours a month of advisory services to the Company for a period of 10 years. As compensation for the advisory services provided to the Company under the senior executive employment contract, Mr. Lee will receive for each of the first five years an annual payment equal to $481,800. For the last five years, Mr. Lee will receive an annual payment equal to $240,900. Also, during the term of the senior executive employment contract, (i) Mr. Lee and his spouse will receive health insurance available to Mr. Lee at the time of his retirement from full employment, (ii) all stock options and restricted stock held by Mr. Lee at the time of his retirement from full employment will continue in effect and vest until they are exercised or terminate, and (iii) Mr. Lee will be entitled to the following perquisites: reimbursement for annual country club dues; use of, and the payment of all reasonable expenses for, an automobile; reimbursement for reasonable costs incurred by Mr. Lee for tax and estate planning advice; and reasonable personal use of the Company-owned aircraft during the first five years of the term (limited to 100 hours annually). The Company is also obligated to reimburse Mr. Lee for any and all income tax liability incurred by Mr. Lee in connection with the personal use of the Company-owned aircraft. Mr. Lee is also eligible to receive benefit payments under the Company’s Supplemental Executive Retirement Plan. In accordance with the terms of the SERP, the first annual payment of SERP benefits to Mr. Lee will be made in February 2008. The annual payment made to Mr. Lee under the SERP will be $100,495 (which represents the total grossed-up benefit amount) less any required tax withholdings.

In event of Mr. Lee’s death, his contact provides that (i) the Company will give Mr. Lee’s beneficiary a 60 day notice and will terminate all of Mr. Lee’s options (vested and unvested) in exchange for a cash payment equal to the spread between the strike price and market price at the close of business on next business day succeeding Mr. Lee’s death, and (ii) the compensation, perquisites and benefits described above shall continue to be paid to Mr. Lee’s spouse for the duration of the ten year term.

Mr. William W. Lovette. In connection with Mr. Lovette’s decision to leave the Company effective November 17, 2007, we entered into a Voluntary Separation Agreement and General Release with Mr. Lovette on October 10, 2007 and a Separation Agreement and General Release with Mr. Lovette on November 12, 2007. In accordance with the terms of the contracts, Mr. Lovette received the following from the Company:

•	$5,000,

•	severance benefit equal to 18 months of his base salary,

•	COBRA continuation coverage to provide for health benefits for him and his dependents, less the portion of premium cost paid by active employees,

•	Company stock totaling 59,220 shares pursuant to the terms of previously granted restricted stock awards,

•	the ability to exercise prior to February 18, 2008 any outstanding stock option awards previously granted to the extent vested as of November 17, 2007,

•	acceleration of non-vested stock options granted on or before November 17, 2004, and

•	merit bonus of $203,621 for fiscal year 2007 (this was in lieu of any right to receive a bonus under either the Cash Bonus Plan or the CMI Plan).

Other Executive Officers. In addition to the employment contracts described above, we also have employment contracts with our other executive officers, including Messrs. Miquelon, Gonzalez-Pita, and Lochner. Each contract has a term of five years and provides for a one year non-compete obligation from the executive officer following the termination of employment with the Company. The contracts provide for, among other things, a minimum base salary and participation in Company employee benefit plans including, specifically, stock options, restricted stock and performance stock as an incentive to an officer’s long term commitment to the Company and the willingness to agree to a one-year non-compete obligation. The contract for Mr. Miquelon was executed on April 13, 2006 and provided for, among other things, annual grants of 50,000 options, a one-time award of 77,335 shares of restricted stock and an award of performance stock having a maximum aggregate value of $450,000 on the first business day of each of the Company’s 2007, 2008 and 2009 fiscal years. The contract for Mr. Gonzalez-Pita was executed on November 15, 2004 and provided for, among other things, annual grants of 40,000 options, a one-time award of 53,571 shares of restricted stock and an award of performance stock having a maximum aggregate value of $375,000 on the first business day of each of the Company’s 2005, 2006 and 2007 fiscal years. The contract for Mr. Lochner was executed on October 7, 2005 and provided for, among other things, annual grants of 50,000 options, a one-time award of 18,060 shares of restricted stock and an award of performance stock having a maximum aggregate value of $450,000 on the first business day of each of the Company’s 2006, 2007 and 2008 fiscal years. Mr. Lochner’s employment contract replaced his previous contract with the Company when he was promoted to Senior Group Vice President, Fresh

Meats and Margin Optimization. The restricted stock granted to Mr. Lochner under his current contract was less than Messrs. Miquelon and Gonzalez-Pita because Mr. Lochner previously received a grant of 50,000 shares of restricted stock under his prior contract, which previous grant had not vested and was still outstanding when his current contract was executed. The minimum base salary for Mr. Miquelon is $605,000 per year, for Mr. Gonzalez-Pita is $475,000 and for Mr. Lochner is $515,000, each of which are subject to increase by the Chief Executive Officer of the Company each year. In addition, the officer is eligible to receive cash bonuses under the Company’s cash bonus plans. While the contracts terminate by their terms after five years, the officer has the right to terminate it, subject to the non-compete obligation, at any time upon ninety days notice and the Company has the right to terminate the contract at any time upon written notice subject to the obligation to continue to pay base salary for a period specified in the contract and subject to provisions relating to the early vesting of equity-based compensation upon such termination.

Post-Termination Benefits

Each employment contract entered into between the Company and our NEOs contains certain benefits in payable to the officer if the officer’s employment is terminated without cause and following a change in control of the Company. The Compensation Committee believes these benefits are an important part of the total executive compensation program because they protect the Company’s interest in the continuity and stability of the executive group. The Compensation Committee also believes that the change in control benefits are necessary to retain and attract highly qualified executives and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition. A summary description of these provisions is set forth below.

Severance Benefits

Mr. Bond – Under Mr. Bond’s employment contract, if Mr. Bond’s employment with the Company is terminated prior to expiration of the term of his employment contract by the Company (other than for “cause” or by reason of Mr. Bond’s death or permanent disability) or by Mr. Bond for “good reason,” he will receive, among other things, the following items and payments: (i) a single payment in an amount equal to the sum of (x) three times Mr. Bond’s base salary for the fiscal year immediately preceding the year in which such termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which such termination occurs; (ii) a cash lump sum payment in respect of accrued but unused vacation days and base salary earned but not paid; and (iii) any then unvested restricted stock, restricted stock units, performance stock and/or time-vesting stock option awards previously granted to Mr. Bond will become immediately vested.

Mr. Miquelon – Under Mr. Miquelon’s employment contract, in the event the Company terminates his employment prior the expiration of the term, the Company will continue paying Mr. Miquelon his then current base salary for a period of eighteen months. In addition, any stock options or restricted stock awards Mr. Miquelon has held for more than 60% of the vesting period will become 100% vested at the time of such termination. If such awards have been held for less than 60% of the vesting period, a pro rated amount of the awards will become vested at the time of such termination.

Messrs. Gonzalez-Pita and Lochner – Messrs. Gonzalez-Pita and Lochner’s employment contracts contain specific provisions providing severance in the event the Company terminates their employment prior the expiration of the terms. However, in fiscal year 2006, the Compensation Committee adopted a new severance program for senior officers. The terms of the new severance program are reflected in each new employment contract with senior officers executed since adoption of the new severance program. The Compensation Committee resolved that the new program should also be available to senior officers whose contracts where executed prior to such date, which includes Messrs. Gonzalez-Pita and Lochner, notwithstanding the fact that their employment contracts were entered into prior to adoption of the new program. Under the new program, in the event the Company terminates Messrs. Gonzalez-Pita and Lochner’s employment prior the expiration of their respective terms, the Company will continue paying their then current base salary for a period of eighteen months. In addition, any stock options or restricted stock awards Messrs. Gonzalez-Pita or Lochner have held for more than 60% of the vesting period will become 100% vested at the time of such termination. If such awards have been held for less than 60% of the vesting period, a pro rated amount of the awards will become vested at the time of such termination.

Messrs. Tyson and Lee – Mr. Tyson’s contract provides for the immediate vesting of his restricted stock and stock options if his contract is terminated without “cause.” Mr. Lee’s contract does not contain specific provisions for the immediate vesting of his restricted stock and stock options if his contract is terminated without “cause;” however, the Company’s programs governing his outstanding restricted stock and stock options provide for the immediate vesting of such restricted stock and stock options upon a termination without “cause.” Messrs. Tyson and Lee’s contracts do not contain provisions providing for the payment of other material benefits, such as the annual remuneration and perquisites, in the event their contract is terminated prior to expiration (other than in the event of their death as discussed above).

Change in Control

Employment Contracts – Each employment contract entered into between the Company and Messrs. Bond, Miquelon, Gonzalez-Pita and Lochner contains change in control provisions in favor of the NEO. Each of these contracts provide for the acceleration of vesting of the equity based compensation awards held by such executive officers upon the occurrence of a change of control of the Company. Under the contracts, “Change in Control” means any one of the following: (1) the acquisition by any individual or entity of the Company’s voting securities where the acquisition causes the individual or entity to own twenty-five percent or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote in the election of directors; (2) a merger, consolidation, combination, or like transaction involving the Company in which the shareholders of the Company immediately prior to the transaction do not own at least fifty percent of the voting power of the issued and outstanding capital stock of the Company immediately after the transaction; (3) the sale or transfer by the Company of more than fifty percent of its assets or by any shareholder or shareholders of the Company of more than fifty percent of the voting power of the issued and outstanding capital stock of the Company in any one transaction or a series of related transactions occurring within a one year period in which the Company, any corporation controlled by the Company or the shareholders of the Company immediately prior to the transaction do not own at least fifty percent of the voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction; (4) a majority of the persons who were members of the Board cease to be directors within any twelve-month period; or (5) the dissolution or liquidation of the Company. However, for the purpose of the acceleration of vesting of equity-based compensation awards, a change of control does not include any event as a result of which one or more of the following persons or entities possess, immediately after such event, over fifty percent of the combined voting power of the Company or any successor entity: (i) Don Tyson; (ii) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual; or (iii) any entity in which one or more individuals or estates described in the preceding clauses (i) and (ii) possess over fifty percent of the combined voting power or beneficial interests of such entity. If such a change of control occurs, any stock option, restricted stock or performance stock that have been previously granted to the executive officer will vest (to the extent not already vested) sixty days after the occurrence of the change of control or upon any earlier date after such change of control if the executive officer is terminated other than for egregious circumstances. Mr. Lovette’s contract, which has since been terminated, contained similar change of control provisions as those described above. Mr. Tyson’s contract with the Company contains similar change of control provisions as those described above. Mr. Lee’s contract does not contain change of control provisions, however, the plan documents governing the awards contain provisions that provide accelerated vesting upon a change in control.

Supplemental Executive Retirement Plan (SERP) – No later than 30 days after a change in control of the Company a grantor trust will be created under the Company’s Supplemental Executive Retirement Plan and will be funded with the present value of the higher of (i) the minimum defined benefit, or (ii) all accrued benefits for each participant under the SERP. Participants will vest in a benefit equal to the amount calculated under the general provisions of the SERP as of the effective date of the change in control, but without regard to any age or service requirements, if following the change in control the SERP is terminated in a manner that adversely affects a participant or a participant experiences a termination of employment (other than a voluntary resignation without good reason or an involuntary termination for cause). For this purpose, “good reason” means: (i) a substantial adverse change in position, duties, title or responsibilities; (ii) any material reduction in base salary or annual bonus opportunity or benefit plan coverages; (iii) any relocation required by the Company to an office or location more than 25 miles from the current location; or (iv) failure by a successor to assume the plan. Payment of the amount calculated as of the effective date of the change in control would begin following termination of employment, regardless of age, on an actuarially adjusted basis.

Executive Life Insurance Program – Following a change of control of the Company, the Company will continue to pay the annual life insurance premiums (plus a tax gross-up based on the withholding rates for supplemental wages) under the Executive Life Insurance Program for active participants on the date of the change in control up to the earlier of termination of employment or age 62.

Severance and change of control information is more particularly described in the section titled “Payments Upon a Qualifying Termination Following a Change of Control” in this Proxy Statement.

Tax and Accounting Considerations

Limits on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally prevents public corporations from deducting as a business expense that portion of compensation paid to NEOs that exceeds $1,000,000 unless it qualifies as “performance-based compensation” under Section 162(m). The goal of the Compensation Committee is to comply with the requirements of Section 162(m), to the extent possible, to avoid losing this deduction. However, the Compensation Committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives. For this and other reasons, the Compensation Committee will not necessarily limit executive compensation to the amount deductible under Internal Revenue Code Section 162(m). $2,180,128 of Mr. Bond’s compensation during the 2007 fiscal year is not expected to qualify for deduction. Because Messrs. Tyson and Lee were not executive officers at the end of fiscal year 2007 the compensation paid to them during fiscal year 2007 should not be subject to Section 162(m). The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. For fiscal year 2007, the Compensation Committee utilized the Company’s Executive Incentive Plan to maximize the benefits to the Company and its shareholders available under Section 162(m).

Compensation paid under the Company’s Executive Incentive Plan is deductible under Section 162(m). The Executive Incentive Plan serves two purposes: (1) to reward executive officers for the achievement by the Company of certain Adjusted EBIT goals and (2) to allow the Company to maximize the Company’s ability to deduct performance-based compensation paid to executive officers under other performance-based plans to which Section 162(m) is not applicable. For fiscal year 2007, Mr. Bond’s bonus under the Executive Incentive Plan was $1,022,480. Of this amount, $836,600 was allocated to bonuses earned for meeting expected performance levels and $185,880 was allocated to pay a portion of the bonus Mr. Bond was eligible to receive under the Company’s CMI Plan, as such plan is not eligible for Section 162(m) treatment. The bonus paid under the CMI Plan was correspondingly reduced by $185,880.

Compensation Expense. Effective for fiscal year 2006, the Company began accounting for equity-based awards in accordance with the requirements of FASB Statement 123(R), by which the Company will recognize compensation expense of a stock option award to an employee based on the fair value of the award on the grant date. Compensation expense of restricted stock and restricted stock unit awards to an employee are based on the stock price at grant date, and deferred cash awards are based on the amount of the award. The compensation expense for stock options, restricted stock, restricted stock units and deferred cash is recognized over the vesting period.

In December 2004, the FASB issued a revision to Statement of Financial Accounting Standards No. 123 entitled “Share-Based Payment” (which we refer to as FAS 123R). FAS 123R requires companies to recognize in the income statement the grant date fair value of stock options and other equity based compensation issued to employees. FAS 123R supersedes APB No. 25 and Statement of Financial Accounting Standards No. 123 and is effective for annual periods beginning after June 15, 2005.

Stock Ownership Program

In December 2004, the Company adopted stock ownership and holding requirements that require senior officers to maintain a minimum equity stake in the Company. The requirements were put into place to strengthen the alignment between the interest of the Company’s senior officers and the interests of its shareholders.

The Company’s band structure sets forth the minimum amount of shares of Company stock an officer must own if designated at or above the fifth band level. These ownership requirements are reviewed and modified, if necessary, by the Company at the beginning of the fiscal year of every even numbered fiscal year or after a significant increase or decrease in the share price. Each person subject to the requirements has five years from the effective date of their current employment contract to achieve these levels of ownership. The levels are set at a dollar amount for each band level and then converted into a set number of shares. The conversion of shares from dollars will be established based on the officer’s most recent employment contract. The conversion of shares from the dollar amount will be based on the closing price of the Company’s stock determined from the contract. Officers that are promoted into new bands will be assigned the appropriate ownership levels based on the new contract and will have five years from the date of their new contract to comply with their new ownership requirements.

If an officer does not comply with the requirements within the stated time period then the officer will not be allowed to sell Company stock except the officer may exercise stock options using a “cashless exercise” (which in effect involves the sale of Company stock) but will be required to hold all “net profit” shares from the exercise and may sell shares to pay taxes upon the vesting of restricted shares. The Company has the right to modify the established equity compensation grant guidelines and withhold future grants based on an officer’s compliance with the ownership policy.

For purposes of this program, a share will be considered owned by an officer if it is granted as a restricted share under an employment contract or owned outright by the officer, spouse or child, or in a trust established by the officer or as part of an employee benefit program, including the Employee Stock Purchase Plan. Unexercised stock options and performance shares do not count toward stock ownership goals.

REPORT OF THE COMPENSATION COMMITTEE

We, the Compensation Committee of the Board of Directors of Tyson Foods, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Tyson Foods, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007.

Compensation Committee of the Board of

Directors.

Jo Ann R. Smith, Chairperson

Lloyd V. Hackley

Albert C. Zapanta

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2007

The table below provides summary information concerning cash and certain other compensation we paid to or accrued for our NEOs during fiscal year 2007.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total($)
Richard L. Bond, Director, President and Chief Executive Officer	2007	$1,198,462	0	$3,493,595	$2,464,941	$1,743,320		$237,066	$740,227	$9,877,611
Wade D. Miquelon, Executive Vice President and Chief Financial Officer	2007	$619,615	0	$269,732	$51,802	$320,000		$20,578	$49,914	$1,331,641
J. Alberto Gonzalez-Pita, Executive Vice President and General Counsel	2007	$503,827	0	$240,533	$143,848	$237,000		$37,182	$127,198	$1,289,588
James V. Lochner, Senior Group Vice President, Fresh Meats and Margin Optimization	2007	$562,058	0	$295,836	$193,385	$295,000		$202,059	$95,492	$1,643,830
William W. Lovette, former Senior Group Vice President, Poultry and Prepared Foods	2007	$562,058	0	$248,432	$193,385	$203,621	(5)	$54,272	$93,527	$1,355,295
John Tyson, Chairman of the Board	2007	$1,170,000	0	$4,178,321	$2,863,238	0	(6)	$68,414	$968,398	$9,248,371
Greg W. Lee, former Chief Administrative Officer and President, International	2007	$648,292	0	$1,281,674	$923,046	$267,000	(7)	$260,608	$1,082,736	$4,463,356

(1)	The amounts in these columns represent the compensation expense we recognized for financial statement reporting purposes in accordance with FAS 123R, disregarding service-based vesting conditions. The Company has determined the fair value of these awards based on the assumptions set forth in the Company’s most recent audited financial statement for fiscal year 2007. The amounts in these columns include expenses for awards made in years prior to fiscal year 2007 and during fiscal year 2007. In accordance with FAS 123R, the value reported in the Stock Awards column for Mr. Tyson does not reflect the fact that he forfeited 784,850 shares of restricted stock on September 28, 2007, pursuant to his contract with the Company of the same date.
(2)

As further described in the subsection titled “Elements of Compensation—Annual Cash Bonuses” under the “Compensation Discussion and Analysis” section of this Proxy Statement, the amounts reflected in this column are cash bonuses paid to NEOs that are based on the performance of the Company relative to pre-established individual performance goals. Messrs. Bond, Tyson and Lee were eligible to receive cash incentive awards under the Executive Incentive Plan, as described in the subsection titled “Elements of Compensation” of the “Compensation Discussion and Analysis” in this Proxy Statement. Messrs. Miquelon, Gonzalez-Pita, Lochner and Lovette were eligible to receive cash incentive awards under the Cash Bonus Plan, also as described above. In addition, Messrs. Bond, Miquelon, Gonzalez-Pita, Lochner and Lovette were eligible to receive compensation under the Cost Management Incentive Plan, also as described above.
(3)	The amount reflected in this column for each of the following individuals includes above market earnings on nonqualified deferred compensation as follows: Mr. Bond $42,508, Mr. Gonzalez-Pita $11,031, Mr. Lochner $123,195 and Mr. Lovette $7,842. The amount reflected in this column for each of the following individuals also includes the change in pension values as follows: Mr. Bond $194,558, Mr. Miquelon $20,578, Mr. Gonzalez-Pita $26,151, Mr. Lochner $78,864, Mr. Lovette $46,430, Mr. Tyson $68,414 and Mr. Lee $260,608. For the assumptions used to determine the change in the pension value, see the table titled “Deferred Compensation Plan Assumptions” in this Proxy Statement.
(4)	The amounts in this column represent the sum of all other compensation and perquisites received by the NEOs in fiscal year 2007 as follows:

Name	Reimbursement of Taxes	Executive Life Insurance	Matching Contribution under the Company’s Employee Stock Purchase Plan	Company Contribution to the Executive Savings Plan	Perquisites(a)	Other
Richard L. Bond	$202,884	$85,435	$22,289	$38,938	$378,856(b)	—
Wade D. Miquelon	$13,016	$24,650	*	*	*	—
J. Alberto Gonzalez-Pita	$26,147	$47,921	*	$11,153	$25,512(c)	—
James V. Lochner	$21,046	$33,094	*	$13,482	*	—
William W. Lovette	$25,741	$23,491	*	*	$28,150(d)	—
John Tyson	$336,206	$46,853	*	$37,800	$478,354(e)	$57,360(g)
Greg W. Lee	$98,870	$65,115	$29,109	$45,443	$107,800(f)	$725,800(h)

*	Indicates value less than $10,000.
(a)	For fiscal year 2007, the Company provided or made available the following personal benefits to the listed NEOs: use of Company-owned aircraft (Bond, Tyson and Lee; and use for other NEOs when approved by the Chief Executive Officer); automobile allowance (Bond, Tyson and Lee); country club membership dues (Bond, Tyson and Lee); use of Company-owned entertainment assets (all NEOs); security monitoring of residence (Tyson); reimbursement for tax and estate planning advice (Bond, Tyson and Lee); personal cellular phones (all NEOs); home phone and internet lines (Bond and Tyson); event tickets (all NEOs); bookkeeping services (Tyson); premiums paid for a medical reimbursement policy (all NEOs); and relocation expenses (Mr. Miquelon).
(b)	For Mr. Bond this amount includes, in part, $341,205 for personal use of Company-owned aircraft.
(c)	For Mr. Gonzalez-Pita this amount includes, in part, $18,852 for personal use of Company-owned aircraft and $6,660 in premiums paid by the Company for a medical reimbursement insurance policy.
(d)	For Mr. Lovette this amount includes, in part, $21,280 for personal use of Company-owned aircraft and $6,660 in premiums paid by the Company for a medical reimbursement insurance policy.
(e)	For Mr. Tyson this amount includes, in part, $394,249 for personal use of Company-owned aircraft and $50,458 for country club membership dues.
(f)	For Mr. Lee this amount includes, in part, $74,064 for personal use of Company-owned aircraft and $17,190 for an automobile allowance.
(g)	Amount represents premiums paid by the Company for an additional life insurance policy available to Mr. Tyson.
(h)	Amount represents a lump sum payment made to Mr. Lee in connection with his retirement from full-time employment with the Company, which equals the salary to which Mr. Lee was entitled during the remaining term of his original employment contract.

The values expressed for personal use of Company-owned aircraft were based on the aggregate incremental cost to the Company using a method that accounts for fuel, maintenance, landing fees, other associated travel costs and charter fees. Mr. Tyson is entitled to personal use of the Company-owned aircraft for up to

120 hours per year. As part of such personal use, Mr. Tyson may designate such number of additional passengers on such Company-owned aircraft as seating permits, and Mr. Tyson need not be one of the passengers. Mr. Bond’s use of the Company-owned aircraft must be reasonable. Pursuant to the Senior Executive Employment Agreement the Company executed with Mr. Lee when he resigned from full time employment, Mr. Lee is entitled to personal use of Company-owned aircraft for up to 100 hours per year for the first five years of the contract. All executives’ personal use of Company-owned aircraft must comply with the Company’s then existing aircraft policy and must not interfere with the Company’s use of the Company-owned aircraft.

The values of all perquisites are based on the incremental aggregate cost to the Company and are individually quantified only if they exceed the greater of $25,000 or 10% of the total amount of perquisites for such NEO.

The amounts in this column also include Company contributions under the Company’s Retirement Savings Plan and premiums paid by the Company for a long-term disability insurance policy for each NEO; however, the amounts for these benefits are less than $10,000 for each and are therefore not quantified herein.

(5)	Represents payment made to Mr. Lovette in connection with his departure from the Company on November 17, 2007 in lieu of any right to receive a bonus under with the Company’s Cash Bonus Plan or CMI Plan.
(6)	The amount reported for Mr. Tyson is $0 because he and the Company agreed that he would not be eligible for a cash incentive bonus when his duties with the Company changed on September 28, 2007.
(7)	Under Mr. Lee’s agreement signed upon his retirement, he and the Company agreed that he would not be entitled to any bonus for the 2007 fiscal year except for a prorated retirement bonus of $267,000 consistent with the Company’s bonus practice.

Grants of Plan Based Awards During Fiscal Year 2007

The table below provides information on stock options, restricted stock, restricted stock units and equity and cash-based performance awards granted to each of the Company’s NEOs during the fiscal year ended September 29, 2007.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)		Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)		Thres- hold (#)	Target (#)	Maxi- mum (#)
Richard L. Bond	11/17/06 11/17/06	11/16/06 11/16/06									500,000 500,000(10)	$ $	15.37 15.37	$ $	2,995,000 2,385,000
	12/19/06	12/15/06								375,000(8)					$6,240,000
	9/28/07	9/28/07								855,479(9)					$9,221,144
	10/1/06	10/1/06		$6,100,600(5)	$10,000,000	(5)
	10/1/06	10/1/06	$225,000(6)		$906,720	(6)
Wade D. Miquelon	10/2/06	8/3/06					9,445	18,891	28,337
	11/17/06	11/16/06									50,000		$15.37		$299,500
	10/1/06	10/1/06		$687,500(7)
	10/1/06	10/1/06	$55,000(6)		$224,813	(6)
J. Alberto	10/2/06	8/3/06					7,871	15,743	23,614
Gonzalez-Pita	11/17/06	11/16/06									40,000		$15.37		$239,600
	10/1/06	10/1/06		$508,000(7)
	10/1/06	10/1/06	$40,000(6)		$166,116	(6)
James V. Lochner	10/2/06	8/3/06					9,445	18,891	28,337
	11/17/06	11/16/06									50,000		$15.37		$299,500
	10/1/06	10/1/06		$623,150(7)
	10/1/06	10/1/06	$50,000(6)		$203,770	(6)
William W. Lovette	10/2/06	8/3/06					9,445	18,891	28,337
	11/17/06	11/16/06									50,000		$15.37		$299,500
	10/1/06	10/1/06		$623,150(7)
	10/1/06	10/1/06	$50,000(6)		$203,770	(6)
John Tyson	11/17/06 10/1/06	11/16/06 10/1/06		$6,100,600(5)(11)	$10,000,000	(5)					500,000		$15.37		$2,995,000
Greg W. Lee	11/17/06 10/1/06	11/16/06 10/1/06		$1,004,500(5)(12)	$10,000,000	(5)					160,000		$15.37		$958,400

(1)	The amounts in these columns represent the threshold, target and maximum amount of performance shares which would be awarded upon the achievement specified performance criteria. For more detailed discussion on performance shares, see the section titled “Compensation Discussion and Analysis” in this Proxy Statement.
(2)	NEOs, as well as all other recipients of restricted stock awards, are entitled to dividends on restricted stock. During the restricted period, dividends paid on the restricted stock are used to purchase additional shares of restricted stock pursuant to the provisions of the restricted stock award. These additional shares are then credited to the NEO’s account and are received when and if the award vests.
(3)	The stock options are nonqualified stock options and expire on November 17, 2016, except to the extent indicated otherwise.
(4)	Pursuant to the terms of the Tyson Foods, Inc. 2000 Stock Incentive Plan, the exercise price represents the closing price of our stock on the grant date.
(5)	These awards represent the target and maximum amounts payable for performance in fiscal year 2007 under the Company’s Executive Incentive Plan. Only Messrs. Bond, Tyson and Lee participated in this plan in fiscal year 2007, and only Mr. Bond received a payment for performance. For more detailed information on the Executive Incentive Plan and potential payments thereunder, see the discussion and table in the section titled “Compensation Discussion and Analysis” in this Proxy Statement.
(6)

In fiscal year 2007, the Company established the CMI Plan and awards under this plan include a “Threshold” and “Maximum” payment and a range of payments between these amounts but not specifically a “Target.” The amounts in the “Threshold” and “Maximum” columns represent the lowest and highest amounts of potential awards under the plan during fiscal year 2007. For more detailed information on the

CMI Plan and potential payments thereunder, see the discussion and table in the section titled “Compensation Discussion and Analysis” in this Proxy Statement. Of the NEOs, only Messrs. Bond, Miquelon, Gonzalez-Pita and Lochner received payments from this plan for fiscal year 2007.

(7)	These awards represent the potential payments under the Company’s Cash Bonus Plan for performance in fiscal year 2007. Messrs. Miquelon, Gonzalez-Pita and Lochner were the only NEOs who received payments from this plan for fiscal year 2007. In connection with his departure from the Company, Mr. Lovette received $203,621 in lieu of any right to receive a bonus under the CMI Plan or the Company’s Cash Bonus Plan. For more detailed information on the Cash Bonus Plan and potential payments thereunder see the discussion and tables in the section titled “Compensation Discussion and Analysis” in this Proxy Statement.
(8)	This represents an award of restricted stock consistent with the Company’s practice of awarding restricted stock when an executive executes an employment contract. The shares vest on October 4, 2010.
(9)	The Company and Mr. Bond agreed to cancel and terminate an award of 855,479.7820 shares of restricted stock granted to Mr. Bond on July 29, 2003, which originally were scheduled to vest on and be issued as of February 12, 2008. Instead, the Company granted to Mr. Bond restricted stock units, entitling him to receive 855,479.7820 shares of stock that will be issued on the earlier of the following dates (the “Payment Date”): (i) the first business day of the fiscal year beginning after the date on which Mr. Bond separates from service, within the meaning of Section 409A of the Internal Revenue Code, as amended, and (ii) if the vesting date is accelerated due to a change of control and such change in control is a “change in control event” within the meaning of Code Section 409A, then the Payment Date will be such new vesting date. All of the restricted stock units will vest on February 12, 2008, or on such earlier date as otherwise provided in his award agreement. The purpose of the exchange was to permit Mr. Bond to defer receipt of the stock.
(10)	This award represents performance-based stock options consistent with Mr. Bond’s employment contract that will vest on December 31, 2009 if the Company’s 2009 fiscal year earnings per share, based on adjusted operating earnings, are at least $1.34.
(11)	Mr. Tyson was eligible to receive $1,022,480 in performance-based compensation under the Company’s Executive Incentive Plan. When his duties changed on September 28, 2007, he and the Company agreed he would no longer be eligible for any payment under the Executive Incentive Plan.
(12)	When Mr. Lee resigned from full-time employment with the Company on April 2, 2007, he received a prorated retirement bonus of $267,000 consistent with the Company’s practice. Mr. Lee received such amount in lieu of any right to incentive compensation under the Executive Incentive Plan.

Description of Plan Based Awards

Each of the equity awards reported in the Grants of Plan Based Awards table was granted under the Company’s 2000 Stock Incentive Plan. The non-equity awards were granted under the Company’s various cash incentive plans, including the Cash Bonus Plan, Executive Incentive Plan and the CMI Plan. Material terms of these plans and more information on plan-based and incentive awards are described in the subsection titled “Elements of Compensation” under the “Compensation Discussion and Analysis” section of this Proxy Statement.

Outstanding Equity Awards at 2007 Fiscal Year-End

The table below provides information on the stock options, restricted stock, restricted stock units and performance share awards held by each of the Company’s NEOs as of September 29, 2007.

Name	Option Awards							Stock Awards
	Grant Date or Performance Period	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Richard L. Bond	10/8/2001	60,000	0			$9.75	10/8/2011
	9/30/2002	45,000	15,000	(1)		$11.63	9/30/2012
	7/29/2003	224,000	56,000	(2)		$11.23	7/29/2013
	9/19/2003	224,000	56,000	(4)		$13.33	9/19/2013
	9/29/2004	168,000	112,000	(5)		$15.96	9/29/2014
	10/04/2004										25,075	(17)	$447,589
	10/03/2005										22,853	(20)	$407,926
	11/16/2005	0	280,000	(6)		$16.35	11/16/2015
	11/17/2006	0	500,000	(7)		$15.37	11/17/2016
	11/17/2006	0	500,000	(21)		$15.37	11/17/2016
	12/19/2006							377,335	(9)	$6,735,429
	9/28/2007							855,479	(10)	$15,270,300
Wade D. Miquelon	6/1/2006							78,417	(11)	$1,399,743
	10/2/2006										9,445	(19)	$168,593
	11/17/2006	0	50,000	(7)		$15.37	11/17/2016
J. Alberto Gonzalez-Pita	9/29/2004	8,000	16,000	(5)		$15.96	9/29/2014
	11/15/2004							55,116	(13)	$983,821
	11/15/2004										7,598	(17)	$135,624
	10/03/2005										6,925	(18)	$123,611
	11/16/2005	0	40,000	(6)		$16.35	11/16/2015
	10/02/2006										7,871	(19)	$140,497
	11/17/2006	0	40,000	(7)		$15.37	11/17/2016
James V. Lochner	12/24/1997	6,552	0			$8.68	12/23/2007
	2/1/2000	20,000	0			$6.19	1/31/2010
	7/2/2001	7,992	0			$10.60	7/1/2011
	10/15/2001	15,000	0			$9.32	10/15/2011
	10/10/2002	12,000	3,000	(8)		$9.64	10/10/2012
	9/19/2003	12,000	3,000	(4)		$13.33	9/19/2013
	9/29/2004	24,000	16,000	(5)		$15.96	9/29/2014
	10/4/2004							51,441	(13)	$918,222
	10/4/2004										7,598	(17)	$135,624
	10/3/2005							11,409	(14)	$203,651
	10/3/2005							7,004	(15)	$125,021
	10/3/2005										8,310	(18)	$148,334
	11/16/2005	0	50,000	(6)		$16.35	11/16/2015
	10/2/2006										9,445	(19)	$168,593
	11/17/2006	0	50,000	(7)		$15.37	11/17/2016
William W. Lovette	1994							17,750	(12)	$316,838
	10/10/2002	0	3,000	(8)		$9.64	10/10/2012
	9/19/2003	3,000	3,000	(4)		$13.33	9/19/2013
	9/29/2004	8,000	16,000	(5)		$15.96	9/29/2014
	10/4/2004							33,069	(13)	$590,282
	10/4/2004										7,598	(17)	$135,624
	10/3/2005										8,310	(18)	$148,334
	10/3/2005							11,409	(14)	$203,651
	10/3/2005							7,004	(15)	$125,021
	11/16/2005	0	50,000	(6)		$16.35	11/16/2015
	10/2/2006										9,445	(19)	$168,593
	11/17/2006	0	50,000	(7)		$15.37	11/17/2016

Name	Option Awards							Stock Awards
	Grant Date or Performance Period	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
John Tyson	3/29/2001	200,000	0			$11.50	3/29/2011
	10/15/2001	200,000	0			$9.32	10/15/2011
	10/10/2002	160,000	40,000	(8)		$9.64	10/10/2012
	7/29/2003	400,000	100,000	(2)		$11.23	7/29/2013
	7/29/2003							780,000	(3)	$13,923,000
	9/19/2003	400,000	100,000	(4)		$13.33	9/19/2013
	9/29/2004	300,000	200,000	(5)		$15.96	9/29/2014
	11/16/2005	0	500,000	(6)		$16.35	11/16/2015
	11/17/2006	0	500,000	(7)		$15.37	11/17/2016
Greg W. Lee	1994							17,750	(12)	$316,838
	9/30/2002	0	15,000	(16)		$11.63	9/30/2012
	7/29/2003	32,000	32,000	(2)		$11.23	7/29/2013
	7/29/2003							485,124	(3)	$8,659,463
	9/19/2003	32,000	32,000	(4)		$13.33	9/19/2013
	9/29/2004	32,000	64,000	(5)		$15.96	9/29/2014
	10/04/2004										14,437	(17)	$257,700
	10/03/2005										13,157	(20)	$234,852
	11/16/2005	0	160,000	(6)		$16.35	11/16/2015
	11/17/2006	0	160,000	(7)		$15.37	11/17/2016

Some of the footnotes below are applicable to more than one of the NEOs listed above.

(1)	These options vested and became exercisable on September 30, 2007.
(2)	These options vest and become exercisable on July 29, 2008.
(3)	These shares vest and the restrictions lapse on February 12, 2008.
(4)	These options vest and become exercisable on September 19, 2008.
(5)	These options vest and become exercisable in equal installments on September 29, 2008 and September 29, 2009.
(6)	432,000 shares of these options vested and became exercisable on November 16, 2007. The remaining 648,000 shares of these options vest and become exercisable in equal installments on November 16, 2008, 2009 and 2010.
(7)	540,000 shares of these options vest and become exercisable on November 17, 2008. The remaining 810,000 shares of these options vest and become exercisable in equal installments on November 17, 2009, 2010 and 2011.
(8)	These options vested and became exercisable on October 10, 2007.
(9)	These shares vest and the restrictions lapse on October 4, 2010.
(10)	These shares vest and the restrictions lapse on February 12, 2008. The shares are issued at a later date.
(11)	These shares vest and the restrictions lapse on June 1, 2011.
(12)	These shares vest and the restrictions lapse on the NEO’s termination. Consequently, Mr. Lovette’s shares vested on November 17, 2007. Mr. Lee’s shares have not yet vested.
(13)	These shares vest and the restrictions lapse on October 4, 2009.
(14)	These shares vest and the restrictions lapse on October 3, 2010.
(15)	These shares vest and the restrictions lapse on October 4, 2009.
(16)	These options vested and became exercisable on September 30, 2007.
(17)	This represents an award of performance shares that vests on the second business day following the Company’s release of its earnings for the end of the 2007 fiscal year. The applicable performance criteria was not satisfied and the shares did not vest.
(18)	This represents an award of performance shares that vests on the second business day following the Company’s release of its earnings for the end of the 2008 fiscal year.
(19)	This represents an award of performance shares that vests on the second business day following the Company’s release of its earnings for the end of the 2009 fiscal year.

(20)	This represents an award of performance shares that vests following the Company’s release of its earning for the second quarter of fiscal year 2008.
(21)	These options will vest on December 31, 2009 if the Company’s fiscal 2009 earnings per share, based on adjusted operating earnings, are at least $1.34.

Option Exercises and Stock Vested During Fiscal Year 2007

The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal year 2007 by each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Richard L. Bond	121,004	$1,224,377	10,592	$161,002
Wade D. Miquelon	0	0	0	0
J. Alberto Gonzalez-Pita	16,000	$85,062	0	0
James V. Lochner	26,592	$282,599	0	0
William W. Lovette	51,000	$363,544	70,304	$1,061,594
John Tyson	0	0	105,921	$1,591,994
Greg W. Lee	461,000	$4,579,821	15,888	$239,914

(1)	This amount is determined by (a) for each separate exercise, multiplying the number of shares acquired on exercise by the difference between the market price of the Company’s stock at the time of exercise and the option exercise price, and (b) adding the product of all exercises.
(2)	This amount is determined by (a) for each award, multiplying the number of shares vested by the closing price of the Company’s stock on the vesting date, and (b) adding the product of all awards.

Pension Benefits for Fiscal Year 2007

The table below provides information concerning retirement plan benefits for each of our NEOs. For additional information regarding other benefits provided upon retirement of the NEOs, please refer to “Payments Upon a Qualifying Termination Without Cause” section in this Proxy Statement below.

Name	Plan Name	Numbers of Years of Creditable Service(#)(1)	Present Value of Accumulated Benefit($)(2)	Payments During Last Fiscal Year($)
Richard L. Bond	Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan	7.50	$2,097,721	0
Wade D. Miquelon	Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan	1.33	$28,581	0
J. Alberto Gonzalez-Pita	Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan	2.83	$114,179	0
James V. Lochner	Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan	7.50	$454,640	0

Name	Plan Name	Numbers of Years of Creditable Service(#)(1)	Present Value of Accumulated Benefit($)(2)	Payments During Last Fiscal Year($)
William W. Lovette	Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan	7.50	$278,971	0
John Tyson	Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan	7.33	$2,267,318	0
Greg W. Lee	Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan	6.50	$1,336,466	0

(1)	The plan considers only a limited number of years of service, as more fully described below. The NEOs’ actual years of service are as follows: Mr. Bond - 27 years, Mr. Miquelon - 1 year, Mr. Gonzalez-Pita - 3 years, Mr. Lochner - 24 years, Mr. Lovette - 25 years, Mr. Tyson - 34 years and Mr. Lee - 27 years.
(2)	The present value of these benefits is based on the assumptions we use in determining our annual pension expense, as reflected in the table titled “Deferred Compensation Plan Assumptions” in this Proxy Statement.

Supplemental Executive Retirement and Life Insurance Premium Plan

Pension benefits are offered under the Company’s Supplemental Executive Retirement and Life Insurance Premium Plan (the “Deferred Compensation Plan”), which is a nonqualified deferred compensation plan providing life insurance protection during employment and a cash benefit at retirement. Contributions to the Deferred Compensation Plan are made entirely by the Company. The Company does not contribute funds to a trust for the purpose of paying benefits from the plan. This plan is also discussed in the subsection titled “Elements of Compensation—General Benefits” under the “Compensation Discussion and Analysis” section of this Proxy Statement. The Company does not sponsor a tax-qualified pension plan that covers NEOs.

The retirement benefit is a lifetime annuity, and the primary formula for determining such benefit is equal to one percent of a participant’s final average annual compensation multiplied by his or her years of creditable service. Compensation includes cash compensation (salary plus non-equity incentive plan compensation-cash bonus) disclosed in the Summary Compensation Table in this Proxy Statement, except it is determined on a calendar year basis. The average compensation is the average of the last five completed calendar years’ cash compensation of a participant’s career. Officers prior to 2002 receive an additional one percent of their final five year average annual compensation multiplied by their final five years of creditable service. Payments are also based, in part, on a NEO’s years of creditable service, considering completed years and whole months. The normal retirement age under the Deferred Compensation Plan is 62, but participants may receive a benefit prior thereto as further explained in the subsection titled “Elements of Compensation—General Benefits” under the “Compensation Discussion and Analysis” section of this Proxy Statement.

The present value of accumulated benefits was computed based on the assumptions in the following table, which we used in our year-end pension footnote disclosures in our audited financial statements for fiscal year 2007.

Deferred Compensation Plan Assumptions

Assumptions as of	September 30, 2006	September 29, 2007
Discount Rate	6%	6.25%
Mortality Table for Annuities	RP-2000 Mortality Table	RP-2000 Mortality Table

The following table shows the estimated annual single life annuity payable from the plan upon retirement at age 62, based on the specific compensation and years of service classifications indicated below.

Deferred Compensation Plan Estimate

	Years of Service
Average Compensation	15	20	25	30	35
$ 500,000	$75,000	$100,000	$125,000	$150,000	$175,000
$ 750,000	$112,500	$150,000	$187,500	$225,000	$262,500
$1,000,000	$150,000	$200,000	$250,000	$300,000	$350,000
$1,500,000	$225,000	$300,000	$375,000	$450,000	$525,000
$2,000,000	$300,000	$400,000	$500,000	$600,000	$700,000
$3,000,000	$450,000	$600,000	$750,000	$900,000	$1,050,000
$5,000,000	$750,000	$1,000,000	$1,250,000	$1,500,000	$1,750,000

Non-Qualified Deferred Compensation for Fiscal Year 2007

The table below provides information on benefits available to the NEOs for fiscal year 2007 under the Company’s Executive Savings Plan and Retirement Income Plan.

Name	Plan(1)	Executive Contributions in Last Fiscal Year($)		Company Contributions in Last Fiscal Year ($)(2)		Aggregate Earnings in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Richard L. Bond	Executive Savings Plan Retirement Income Plan Total	$ $	96,385 0 96,385	$ $	38,938 0 38,938	$ $ $	234,665 706,851 941,516	0 $(400,000) $(400,000)	$ $ $	1,450,493 5,438,619 6,889,112

Wade D. Miquelon	Executive Savings Plan		$19,471		0		$626	0		$20,097
J. Alberto Gonzalez-Pita	Executive Savings Plan		$85,135		$11,153		$26,766	0		$341,040
James V. Lochner	Executive Savings Plan Retirement Income Plan Total	$ $	13,287 0 13,287	$ $	13,482 0 13,482	$ $ $	4,304 293,208 297,512	0 0 0	$ $ $	62,965 3,166,262 3,229,227

William W. Lovette	Executive Savings Plan		0		$2,250		$21,729	0		$127,480
John Tyson	Executive Savings Plan		$47,250		$37,800		$550,467	0		$3,015,591
Greg W. Lee	Executive Savings Plan		$43,597		$45,443		$227,132	0		$1,268,751

(1)

As further detailed in the narrative below, all NEOs may participate in the Company’s Executive Savings Plan. As previous executives of IBP, inc., Messrs. Bond and Lochner also have account balances in the

Company’s Retirement Income Plan, a deferred compensation plan previously maintained by IBP, inc., as further described below.
(2)	Amounts in this column are included in the NEOs’ compensation reported in the “Summary Compensation Table” of this Proxy Statement.
(3)	The above-market portion of these earnings is reported in the “Summary Compensation Table” of this Proxy Statement.

Executive Savings Plan

The Company sponsors an Executive Savings Plan available to NEOs and other highly compensated employees of the Company that is intended to provide participants the opportunity to defer their salaries and bonuses in excess of the limits of the Internal Revenue Code imposed on the Company’s Retirement Savings Plan (its qualified 401(k) plan) up to 100% of their compensation. Participants must elect to defer their compensation for a year in the year prior to performing services, and deferral elections are generally irrevocable. The Executive Savings Plan also provides a matching contribution by the Company equal to 100% of the first 3% of base pay contributed which is not otherwise matched under the Company’s Retirement Savings Plan, plus 50% of the next 2% contributed. Bonus deferrals are also matched. Participants’ accounts under the Executive Savings Plan are adjusted for investment gains or losses. Participants may elect how their accounts are invested from the investment options available under the Company’s Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two percentage points.

For account balances as of January 1, 2005, the following rules apply to the Executive Savings Plan. Participants must elect the time and form of their distribution prior to the year the services are performed. Participants may elect to receive distributions at termination of employment, in January of a specified calendar year as elected by the participant, or a combination of the foregoing payable on the earliest applicable date. Participants may apply for an earlier distribution on account of an unforeseen emergency, which is limited to an extraordinary and unforeseeable event. Participants may elect the form of their distributions in either a lump sum payment or annual or biannual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Changes are permitted to these elections only in accordance with limited rules of the plan. Certain key employees may be required to delay a distribution payable at termination of employment for six months as required by law. Notwithstanding a participant’s distribution election, if a participant dies prior to distribution of his account, his account will be paid to his designated beneficiary in ten annual installments or in a lump sum if the value of the account does not exceed $50,000 at the time of distribution. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election. For account balances prior to January 1, 2005 and earnings, gains and losses thereon, the distribution rules described in the section below titled “Retirement Income Plan” apply.

The assets of the Executive Savings Plan are subject to the claims of our creditors, including NEOs’ deferrals, and benefits are paid from the Company’s general assets. We have not established a trust to secure our obligations under the plan.

Retirement Income Plan

The Company maintains the Retirement Income Plan, which is a nonqualified deferred compensation plan originally maintained by IBP, inc. The Retirement Income Plan is currently frozen, meaning that no further contributions are permitted to be made to the plan. Prior to being frozen, certain individuals of IBP, inc. could defer their compensation to the Retirement Income Plan and receive matching contributions on their deferrals in excess of limits imposed on qualified plans under the Internal Revenue Code. Accounts under the Retirement Income Plan continue to realize gain or loss. Participants may elect how their accounts are invested from the investment options available under the Company’s Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two percentage points. The Retirement Income Plan will terminate after all distributions from the plan have been made.

A participant is eligible for a distribution from the Retirement Income Plan at termination or, if the participant elects, while in-service or on account of a hardship. In-service distributions requested by June 30 are paid in January of the year following the request. Distributions are made in the form elected by the participant from a lump sum payment or annual or biannual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant’s account will be distributed in a lump sum if it does not exceed $50,000 at the time of distribution. If a participant dies prior to distribution of his account, his account will be paid to his designated beneficiary in ten annual installments following the later of the year the participant dies or would have attained age 62, in a lump sum if the value of the account does not exceed $50,000 at the time of distribution or as the beneficiary elects from the distribution options available to the participant. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election.

The assets of the Retirement Income Plan are subject to the claims of our creditors, including NEOs’ deferrals, and benefits are paid from a trust we have established to secure our obligations under the plan.

Supplemental Executive Retirement and Life Insurance Premium Plan

The Company’s SERP is a nonqualified deferred compensation plan. Information on this plan is reported in the section titled “Pension Benefits for Fiscal Year 2007” in this Proxy Statement.

Payments on a Qualifying Termination Without Cause

Each NEO would have been entitled to the following estimated payments and benefits from the Company if a termination occurred on September 29, 2007 and the Company terminated the executive’s employment without “cause” and in the case of Mr. Bond, if Mr. Bond terminated his employment with the Company for “good reason.” In addition, NEOs may be eligible for payment of their accounts under the Company’s qualified retirement plan, employee stock purchase plan and nonqualified plans. For the benefits under these plans, see the sections titled “Compensation Discussion and Analysis”, “Pension Benefits for Fiscal Year 2007” and “Non-Qualified Deferred Compensation for Fiscal Year 2007” of this Proxy Statement.

	Bond		Miquelon		Gonzalez- Pita		Lochner		Lovette		Tyson		Lee
Severance(1)	$3,660,000		$937,500		$762,000		$849,750		$849,750		$3,000,000	(2)	$3,372,600	(2)
Accrued and Unpaid Vacation	$93,846		$48,077		$39,077		$43,577		$43,577		0		0
Acceleration of vesting of equity-based compensation awards(3)	$27,545,635		$364,429		$605,413		$756,431		$878,137		$17,733,400		$10,183,841
Health Insurance	$23,421	(4)	$28,739	(4)	$28,739	(4)	$23,421	(4)	$28,739	(4)	$568,539	(5)	$478,304	(6)
Perquisites	0		0		0		0		0		$6,546,496	(7)	$1,266,242	(7)

(1)	For Mr. Bond, the amount in this row represents the sum of three times his base salary and three times his fiscal year 2006 bonus (which was $0), as more fully described below. For Messrs. Miquelon, Gonzalez-Pita, Lochner and Lovette, the amounts in this row represent continued payment of their base salaries for 18 months.

(2)	Messrs. Tyson and Lee’s contracts are not expressly terminable without cause, therefore, these amounts represent the remaining portion of their salaries they would be contractually entitled to receive through the term of their respective contracts.
(3)	The amounts in this row represent the value of the NEOs’ unvested stock options, restricted stock, restricted stock units and performance shares that are vested on account of a termination, figured based on our stock price of $17.85 as of the last day of fiscal year 2007. If a NEO is terminated following a change in control, the NEO’s accelerated benefit from these equity awards is disclosed in the section titled “Payments Upon a Change in Control” in this Proxy Statement.
(4)	These amounts represent the premiums to continue these NEOs’ coverage under our medical reimbursement and health insurance plans for 18 months following termination.
(5)	This amount represents the premiums to continue Mr. Tyson’s coverage under our medical reimbursement and health insurance plans for his life, figured using the premiums of these plans as of September 29, 2007 and a four percent inflation factor, assuming Mr. Tyson would live an additional 25 years.
(6)	Mr. Lee’s contract is not expressly terminable without cause, therefore, this amount represents the premiums to continue his coverage under our medical reimbursement and health insurance plans Mr. Lee would be contractually entitled to receive through the remaining term of his contract, figured using the premiums of these plans as of September 29, 2007 and a four percent inflation factor for each remaining year.
(7)	Messrs. Tyson and Lee’s contracts are not expressly terminable without cause, therefore, these amounts represent the dollar value of the perquisites they would be contractually entitled to receive through the term of their respective contracts figured using the dollar value of the perquisites received by each during fiscal year 2007 (including, for Mr. Tyson, $57,360 in life insurance premiums) and a four percent inflation factor for each remaining year of their respective contract.

Description of Termination Benefits

Mr. Bond – Under Mr. Bond’s employment contract, in general, if Mr. Bond’s employment with the Company is terminated prior to expiration of the term of his employment contract by the Company (other than for “cause” or by reason of Mr. Bond’s death or permanent disability) or by Mr. Bond for “good reason,” he will receive the following items and payments: (i) a single payment in an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which such termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which such termination occurs; (ii) a cash lump sum payment in respect of accrued but unused vacation days and base salary earned but not paid; (iii) any then unvested restricted stock, restricted stock units, performance stock and/or time-vesting stock option awards previously granted to him will immediately vest; and (iv) any amounts due him under the terms of any employee benefit plan or policy maintained generally for management employees as it may exist on his termination.

If Mr. Bond’s employment terminates for cause or by Mr. Bond other than because of his death or disability or by “good reason,” he will receive only his accrued compensation and accrued and unpaid vacation. If Mr. Bond’s employment terminates as a result of his death or disability, Mr. Bond (or his estate) will receive: (i) a lump sum cash payment of his annual bonus prorated to the date of termination; (ii) full vesting of any unvested restricted stock, restricted stock units, performance stock, stock options and performance stock options, (in the event of Mr. Bond’s death, all options will terminate and be paid out in accordance with a formula set forth in his contract, which assuming his death on the last day of fiscal year 2007, would be approximately $7,407,600); (iii) any earned but unpaid compensation; and (iv) any amounts due him under the terms of any employee benefit plan or policy maintained generally for management employees as it may exist at his termination.

For purposes of Mr. Bond’s employment contract, “good reason” means any of the following without his express written consent: (i) any material breach by the Company of Mr. Bond’s employment agreement, including any material reduction by the Company of Mr. Bond’s title, duties or responsibilities (except in connection with the termination of Mr. Bond’s employment for cause or as a result of permanent disability, death or Mr. Bond’s termination other than for good reason); (ii) a reduction by the Company in Mr. Bond’s base salary, other than a reduction that is part of a general salary reduction program affecting senior executives of the Company; or (iii) any change by the Company of Mr. Bond’s place of employment at a location more than 50 miles from the Company’s headquarters. The term “cause” means (i) willful malfeasance, willful misconduct or gross negligence; (ii) willful and continuing refusal to perform duties provided in an employment contract or any lawful direction of our Board, after notice of any such refusal to perform such duties or direction was given to Mr. Bond and he is provided a reasonable opportunity to cure such deficiency; (iii) any material breach by Mr. Bond relating to disclosure of Company confidential information, violation of the noncompetition or nondisparagement provisions of his contract with the Company or any other material breach by Mr. Bond of his employment contract after notice of any such breach and an opportunity to cure such breach; or (iv) the conviction of any (A) felony or (B) a misdemeanor involving moral turpitude. Termination of Mr. Bond’s employment for cause is made by delivery to him of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the then members of the Board at a meeting of the Board called and held for the purpose (after 30 days prior written notice to Mr. Bond and reasonable opportunity for him to be heard before the Board prior to such vote), finding that in the reasonable judgment of the Board, Mr. Bond was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

Messrs. Miquelon, Gonzalez-Pita, Lochner and Lovette – Messrs. Miquelon, Gonzalez-Pita, Lochner and Lovette will receive benefits on their terminations as described in the “Compensation Discussion and Analysis” in this Proxy Statement. If Messrs. Miquelon, Gonzalez-Pita, Lochner or Lovette’s employment terminates because of their death or disability, they (or their estates) will receive a prorated bonus in a lump sum payment for the portion of their time worked during the fiscal year in which their termination occurs based on their bonus received in the fiscal year preceding the year of termination. If their employment terminates for “egregious circumstances” they are not entitled to any of the foregoing benefits and will receive only their accrued but unpaid compensation as of the date of their termination. The term “egregious circumstances” means that the executive engages in misconduct that results in injury to the Company or he is convicted of a job-related felony or misdemeanor.

Mr. Lovette resigned from the Company after fiscal year 2007. Details on his separation benefits are provided in subsection titled “Elements of Compensation—Employment Contracts” under the “Compensation Discussion and Analysis” section of this Proxy Statement.

Mr. Tyson – If Mr. Tyson’s employment is terminated other than by the Company for “cause” or by Mr. Tyson, his awards of restricted stock and stock options will fully vest. If Mr. Tyson’s employment terminates as a result of his death, Mr. Tyson’s designated beneficiary will receive a lump sum payment of Mr. Tyson’s annual salary of $300,000 from the time of his death until September 27, 2017. “Cause” is limited to (i) willful malfeasance or willful misconduct committed by Mr. Tyson in connection with his performance of his duties; (ii) gross negligence committed by Mr. Tyson in connection with his performance of his duties that results in material and demonstrable damage or injury to the Company; (iii) any willful and material breach by Mr. Tyson relating to nondisclosure of confidential information, noncompetition and nondisparagement; or (iv) the conviction of Mr. Tyson of any felony. Notwithstanding the foregoing, the Company may not terminate Mr. Tyson’s employment for “cause” under clauses (i), (ii) or (iii) unless and until the Company provides Mr. Tyson with written notice of the commission of any conduct constituting “cause” and providing Mr. Tyson with reasonable opportunity to cure such event or conduct. In addition to such cure, termination of Mr. Tyson’s employment for “cause” will be made only upon and after delivery to Mr. Tyson of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the then members of the Board at a meeting called and held for purposes of considering such termination (and which meeting was conducted only after providing Mr. Tyson with 30 days’ prior written notice thereof and reasonable opportunity to attend such meeting and be heard before the Board with respect to such matter prior to the Board undertaking such vote) and finding that in the reasonable judgment of the Board, Mr. Tyson was guilty of conduct constituting “cause” and specifying the particulars of such conduct. If the Board determines Mr. Tyson was guilty of conduct constituting “cause,”

Mr. Tyson will reimburse the Company for any benefits and payments received under his employment contract between the date of the notice provided and the determination of the Board. Additionally, from and after the earlier of the expiration or termination of Mr. Tyson’s employment contract or the date of Mr. Tyson’s death, the Company will terminate and redeem all outstanding and unexercised options to purchase any Company stock, whether or not then vested, held by Mr. Tyson in exchange for a lump sum payment equal to the aggregate difference between (i) the fair market value of the stock represented by such options as determined as of the close of the Company’s business on the date of the occurrence of the event giving rise to application hereof less (ii) the strike price for such stock under the applicable options.

Mr. Lee – Mr. Lee will receive benefits on his termination, death or disability as described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Payments Upon a Change in Control

Each NEO would have been entitled to the following estimated payments and benefits from the Company or its successor if a change in control occurred on September 29, 2007.

	Bond	Miquelon	Gonzalez-Pita	Lochner	Lovette	Tyson	Lee
Acceleration of vesting of equity-based compensation awards(1)	$27,545,635	$1,860,973	$1,972,787	$2,419,530	$2,408,425	$17,733,400	$10,183,841
Excise Tax & Gross-Up	0	0	0	0	0	0	0

(1)	The amounts in this row represent the value of the NEOs’ unvested stock options, restricted stock, restricted stock units and performance shares that are vested on account of the change in control, figured based on our stock price of $17.85 as of the last day of fiscal year 2007.

Description of Change in Control Payments

If the Company terminates any NEO following a change in control, the NEO is not entitled to any unique benefit because his termination followed a change in control. Instead, the NEO who is terminated following a change in control receives the termination benefits described above under the section titled “Payments on a Qualifying Termination Without Cause.” The payments available on a change in control are more particularly described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2007

The table below summarizes the total compensation earned or paid by the Company to directors who were not executive officers during fiscal year 2007.

Name	Fees earned or paid in cash($)		Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings($)(3)	All other compensation ($)(4)	Total($)
Don Tyson	0		0	0	0	0	$1,842,471	$1,842,471
Scott T. Ford	$70,000	(5)	$80,000	0	0	0	0	$150,000
Lloyd V. Hackley	$75,000		$80,000	0	0	0	0	$155,000
Jim Kever	$80,000		$80,000	0	0	0	0	$160,000
Kevin M. McNamara	$17,500		0	0	0	0	0	$17,500
Jo Ann R. Smith	$75,000		$80,000	0	0	0	0	$155,000
Leland E. Tollett	0		0	0	0	$197	$335,528	$335,725
Barbara A. Tyson	0		0	0	0	0	$13,991	$13,991
Albert C. Zapanta	$70,000		$80,000	0	0	0	$2,262	$152,262

(1)	Each director who qualifies as an independent director in accordance with NYSE governance rules receives a deferred award of Class A Common Stock having a value of $80,000 on the date of election or re-election as a director at our Annual Meeting. These shares become payable 180 days after the director terminates his or her service as a director to the Company. As of the last day of the fiscal year, outstanding deferred stock awards for the directors were as follows: Mr. Ford (10,132), Dr. Hackley (14,942), Mr. Kever (14,942), Ms. Smith (14,942) and Mr. Zapanta (14,942).
(2)	The Company has not awarded options to nonemployee directors since fiscal year 2004. As of the last day of the fiscal year, Dr. Hackley, Mr. Kever and Ms. Smith each held 6,000 shares subject to outstanding option awards from previous years, 4,200 of which were vested.
(3)	The amounts reflected in this column represents above market earnings on nonqualified deferred compensation.
(4)	The amounts in this column represent the sum of perquisites, tax gross-ups and other compensation as more particularly described in this footnote, below. These benefits are provided to Messrs. Tyson and Tollett and Ms. Tyson pursuant to their consulting agreements with our Company, which are more fully described in the section below titled “Advisory Contracts.” Mr. Zapanta’s other compensation represents use of Company-owned event tickets.

•

For Mr. Tyson the amount in this column includes, in part, $1,200,000 in advisory fees, $310,267 for personal use of Company-owned aircraft, $73,859 for estate planning fees, $105,000 for life insurance premiums, $22,500 as a matching contribution under the Company’s Employee Stock Purchase Plan and $97,581 for tax reimbursements. The value of Mr. Tyson’s use of Company-owned aircraft is determined under the same methodology applied to NEOs as more fully explained in the footnotes to the “Summary Compensation Table in Fiscal Year 2007” in this Proxy Statement.

•	For Mr. Tollett the amount in this column includes $310,000 in advisory fees.

•	For Ms. Tyson the amount in this column includes $7,200 in advisory fees.

•

This column also includes for Mr. Tyson, personal security, premiums for the Company’s medical reimbursement plan, tax preparation fees and event tickets. The values of these perquisites are based on the incremental aggregate cost to the Company and are not individually quantified because none of them individually exceed the greater of $25,000 or 10% of the total amount of perquisites for Mr. Tyson.

•

This column also includes for Mr. Tollett, tax reimbursements, premiums for the Company’s medical reimbursement plan, a matching contribution under the Company’s Employee Stock Purchase Plan, a matching contribution under the Company’s Retirement Savings Plan and a matching contribution under the Company’s Executive Savings Plan; and for Ms. Tyson, premiums for the Company’s medical reimbursement plan and a matching contribution under the Company’s Retirement Savings Plan. The values of these benefits are not individually quantified because none of them individually exceed $10,000.

(5)	As permitted for all nonemployee directors, Mr. Ford elected to take his annual director retainer in the form of Class A Common Stock, payable in four quarterly installments. In lieu of the cash retainer, Mr. Ford received 3,779 shares of our Class A Common Stock and $46. Mr. Ford received the cash payment of $46 for his fractional share interests in our stock after each quarter in which we paid him his retainer.

Discussion of Director Compensation

The Board adopted a Director Compensation Policy in 2005 which provides that directors who have been determined by the Board to qualify as independent directors in accordance with NYSE governance rules receive (i) an annual retainer of $70,000 (payable in quarterly installments); (ii) a grant of a deferred stock award for shares of Class A Common Stock having a value of $80,000 on the date of election or re-election as a director at the Annual Meeting, which award does not become payable until 180 days after termination of their service as a director; and (iii) the option to defer any portion of their retainer (which would be credited with interest semi-annually) or to take Class A Common Stock in lieu of the cash retainer. The number of shares received would vary according to the market value of the stock on the payment date of the retainer. Additionally, the Chairperson of the Audit Committee receives an additional $10,000 annual retainer paid in quarterly installments and the Chairpersons of the Governance Committee and the Compensation Committee receive an additional $5,000 annual retainer paid in quarterly installments. Directors who are also employees or consultants of the Company do not receive any retainer or fee for their service as a director.

Advisory Contracts

Don Tyson. The Company and Mr. Don Tyson, former Senior Chairman of the Board, entered into a contract on July 30, 2004 which provides that Mr. Tyson will furnish up to 20 hours per month of advisory services to the Company for a term expiring on October 19, 2011. In consideration for his advisory services, Mr. Tyson will receive $1,200,000 for each year during the term of the contract. Mr. Tyson is also entitled to health insurance and is eligible to participate in any benefit plan or arrangement, including reimbursement of business related expenses, in each case solely to the extent such benefits are generally made available to employees of the Company. Under the terms of the contract, Mr. Tyson will also receive non-cash compensation which includes: (i) personal use of Company aircraft for himself and/or his designated passengers for up to 150 hours per year, so long as such use does not conflict with Company business and is approved in advance by Company senior management, (ii) reimbursement for costs incurred relating to tax and estate planning advice or services from an entity recommended by the Company, (iii) personal use of Company-owned skyboxes and vacation homes at pre-established daily rates to be paid by Mr. Tyson to the Company as reimbursement for such usage, and (iv) up to 1,500 hours per year of security services (which the Company estimates will cost $40 per hour). Mr. Tyson will be reimbursed for any and all tax liability imposed on him in connection with the provision of the non-cash compensation set forth above. As additional consideration for the benefits he will receive under the contract, Mr. Tyson is bound to confidentiality restrictions regarding Company information. In the event of Mr. Tyson’s death, the cash consideration described above will continue to be paid for the remaining term of the contract to the surviving of Mr. Tyson’s three children. The contract will terminate if Mr. Tyson accepts employment with any competitor of the Company.

Leland E. Tollett. The Company and Mr. Tollett, who retired as Chairman and Chief Executive Officer in 1998, entered into a contract which provides that he will furnish advisory services to the Company for a period of up to ten years. In consideration for his advisory services, which began January 1, 1999, Mr. Tollett received $310,000 per year for the first five years and effective January 1, 2004 began receiving $125,000 per year. Effective February 4, 2005, the Company and Mr. Tollett amended his contract to provide that his compensation thereunder increase from $125,000 to $310,000 per year for the remaining term thereof (until December 31, 2008) so long as Mr. Tollett continues serving on the Company’s Board. Beginning February 1, 2008 when Mr. Tollett no longer serves on the Board, his annual compensation will be reduced to $125,000. The contract also provides for continued vesting of outstanding stock options and continuation of health benefits. In the event of Mr. Tollett’s death: (i) the above described annual compensation and health benefits will be paid for the remaining term of the contract to his surviving spouse until her death at which time all benefits shall cease and (ii) all unexercised stock options issued to Mr. Tollett will be purchased by the Company based upon the value of such options on the business day immediately succeeding his death. No benefits will be payable under the contract in the event he accepts employment with any competitor of the Company.

Barbara A. Tyson. The Company and Ms. Tyson, who retired as a Vice President effective October 1, 2002, entered into an agreement which provides that she will continue to furnish advisory services to the Company for a period of up to ten years following the date of her retirement from employment. In consideration for her advisory services, since October 1, 2002, Ms. Tyson has received annual compensation of $7,200. The agreement also provides for continuation of health benefits. In the event of Ms. Tyson’s death, the above described benefits will cease. No benefits will be payable under the agreement in the event she accepts employment with any competitor of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 29, 2007. The Audit Committee has discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Ernst & Young LLP that firm’s independence from management and the Company. The Audit Committee has concluded that the provision of all non-audit services rendered by Ernst & Young LLP to the Company for the fiscal years ended September 29, 2007 and September 30, 2006 were compatible with maintaining Ernst & Young LLP’s independence. Based on the review and discussions above, the Audit Committee recommends to the Board the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007 for filing with the SEC.

The Board has delegated to the Audit Committee the responsibility to, among other things, (i) oversee and monitor the Company’s financial reporting, auditing and accounting process, (ii) be directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, (iii) review and oversee the Company’s internal audit department, and (iv) provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management, the internal auditor and the Board. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. The Audit Committee’s charter was last amended by the Board during fiscal year 2006 and is available on the Company’s website at www.tyson.com under “Investors” or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Secretary, 2210 West Oaklawn Drive, Mail Stop CP004, Springdale, AR 72762-6999.

Jim Kever, Chairman

Scott T. Ford

Kevin M. McNamara

Jo Ann R. Smith

CERTAIN TRANSACTIONS

The following list is a summary of transactions during fiscal year 2007 (i) in which the Company was or is to be a participant, (ii) where the annual amount involved exceeds $120,000, and (iii) in which the Company’s officers, directors, nominees, principal shareholders and other related parties had a direct or indirect material interest or which the Company has chosen to voluntarily disclose.

All related party transactions described below have been reviewed by the Governance Committee, which has determined the transactions are fair to the Company. Such review typically entails the receipt of appraisals or other information from independent third parties. Any new related party transactions will also be reviewed by the Governance Committee. The Board does not have a separate written policy regarding the review and approval of related party transactions. However, our Governance Committee Charter requires that the Governance Committee review and approve all transactions with related persons as may be required to be disclosed by the rules of the SEC. Under such rules a “related person” includes any of the directors or executive officers of the Company, certain large stockholders, and their immediate families. The transactions to be reviewed include those where the Company is a participant, a related person will have a direct or indirect material interest, and the annual amount involved exceeds $120,000. The Governance Committee is responsible for determining whether such transactions are fair to the Company. Directors and executive officers are specifically asked to disclose such transactions in our annual Directors and Officers Questionnaire.

1. During fiscal year 2007, the Company leased certain farms from the following with aggregate lease payments as follows: (i) a partnership of which Mr. John Tyson and the Randal W. Tyson Testamentary Trust are the partners, $191,160; (ii) an entity in which the children of Mr. Don Tyson, including Mr. John Tyson, are owners, $191,160; (iii) the Tyson Children Partnership, in which the children of Mr. Don Tyson, including Mr. John Tyson, are partners, $450,000; and (iv) the Leland E. Tollett Annuity Trust, $9,480.

2. The Company has an aircraft lease agreement with Tyson Family Aviation, LLC, of which Mr. Don Tyson, Mr. John Tyson and the Randal W. Tyson Testamentary Trust are members, with aggregate lease payments to Tyson Family Aviation, LLC during fiscal year 2007 of $2,043,552. This aircraft lease agreement terminated on December 22, 2007. On December 22, 2007, the Company entered into a new five-year lease agreement with Tyson Family Aviation, LLC to lease the same aircraft for annual lease payments of $969,000.

3. A subsidiary of the Company, Cobb-Vantress, Inc. (“Cobb”), leases a breeder hen research and development farm from the Leland E. Tollett Annuity Trust (“Tollett Trust”) and an entity in which the daughter of Mr. Tollett is an owner, with aggregate payments of $624,077 during fiscal year 2007. Also during fiscal year 2007, the Tollett Trust paid Cobb $379,097 as reimbursement for certain accumulated expenses paid by Cobb since 1997 which Cobb should have forwarded for payment by the Tollett Trust but had not. In addition, the Tollett Trust paid $84,570 for accrued interest on the amounts paid by Cobb. On December 1, 2007, the Tollett Trust and an entity in which the daughter of Mr. Tollett is an owner entered into a new ten-year lease agreement with Cobb to lease the same farm for annual lease payments of $518,614.

4. The Company had an agreement with an entity of which Mr. Don Tyson is a principal, for the operation of a wastewater treatment plant which services the Company’s chicken processing facility in Nashville, Arkansas. Aggregate payments made by the Company during fiscal year 2007 pursuant to such agreement were $766,592. Under said agreement, the entity which contracted with the Company paid substantially all of the operating costs of said plant. During fiscal year 2007, the Company terminated the prior agreement and entered into a two year renewable lease agreement with Tyson Wastewater Treatment Plants, LLC, of which Mr. Don Tyson is a principal, with respect to the same wastewater treatment plant, with aggregate lease payments by the Company of $812,500 for fiscal year 2007 pursuant to such agreement.

5. The Company had an agreement with the Tyson Limited Partnership and another entity in which Mr. Don Tyson is a principal, for the operation of a wastewater treatment plant which services the Company’s chicken processing facility in Springdale, Arkansas. Aggregate payments made by the Company during fiscal year 2007 pursuant to such agreement were $479,623. Under said agreement, the entity which contracted with the Company was responsible for and paid substantially all of the operating costs of said plant. During fiscal year 2007, the Company terminated the prior agreement and entered into a two year renewable lease agreement with Tyson Wastewater Treatment Plants, LLC, of which Mr. Don Tyson is a principal, with respect to the same wastewater treatment plant, with aggregate payments by the Company of $487,500 for fiscal year 2007 pursuant to such agreement.

6. During fiscal year 2007, the Company leased office and warehouse space from entities in which the children of Mr. Don Tyson, including Mr. John Tyson, are partners or owners, with aggregate lease payments of $66,000.

7. The Company made reimbursements and/or paid directly $37,158 for (i) Messrs. Bond’s and Lee’s membership dues, (ii) company golf outings and (iii) business meals at The Blessings, a golf club owned by the Tyson Limited Partnership and a limited liability company owned by Mr. Don Tyson and Mr. John Tyson.

8. During fiscal year 2007, the Company paid Alltel Corporation $489,088 for communication services. Scott T. Ford, a director of the Company, is the President and Chief Executive Officer of Alltel Corporation. He is also a director of Alltel Corporation.

9. During fiscal year 2007, CJRW, an advertising and communications firm, charged the Company $10,518,309 of which $8,383,969 were pass-through dollars for invoices from newspapers and other media. Mr. Bond’s daughter manages the firm’s northwest Arkansas office and a portion of her bonus is based on the profitability of the office. In 2007, this portion of Ms. Bond’s bonus equaled $10,000.

10. On June 26, 2007, an entity owned by Mr. Don Tyson and Mr. John Tyson paid the Company $681,274 to purchase from the Company certain properties that were previously utilized for entertainment of and meetings with customers of the Company. The purchase price was equal to an amount determined by an independent third party appraiser.

11. On June 27, 2007, Mr. Gonzalez-Pita, an executive officer of the Company, paid the Company $491,000 to purchase from the Company certain properties that were previously utilized for entertainment of and meetings with customers of the Company. The purchase price was in excess of an amount determined by an independent third party appraiser.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the SEC.

Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during fiscal year 2007, all filing requirements applicable to directors and executive officers have been complied with in a timely manner except as follows: Mr. Bond filed a Form 4 one day late for an award of restricted stock, Tyson Limited Partnership filed a Form 4 late on the conversion of Class B Common Stock to Class A Common Stock, Mr. Don Tyson filed a Form 4 late on the conversion of Class B Common Stock to Class A Common Stock, Mr. Ford filed a Form 4 late on the acquisition of Class A Common Stock received in lieu of his quarterly retainer and Mr. Tollett filed a Form 4 late on the settlement of a previously reported sale pursuant to a forward contract.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”) must be received by the Company on or before August 28, 2008 in order to be eligible for inclusion in the Company’s Proxy Statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

Additionally, the Company’s by-laws provide that for a shareholder proposal to be brought before and considered at an annual meeting by a shareholder proponent (the “Proponent”), such Proponent must provide, deliver or mail notice thereof to the Secretary of the Company at the principal executive office of the Company (and the Secretary must receive such notice) not less than 75 days nor more than 100 days prior to the date of such annual meeting. For such provision to be effective, the Company must have provided notice to shareholders, or otherwise publicly disclose, the date of the annual meeting at least 85 days in advance thereof. If no notice or public disclosure is made by the Company within that time frame, the Proponent’s notice to be timely received must be received not later than the close of business on the tenth day following the day on which notice of the meeting is actually mailed to shareholders or public disclosure of the meeting date is actually made. The actual date of the Company’s 2009 Annual Meeting has not yet been determined. The Company anticipates that public disclosure of the date of the 2009 Annual Meeting will be made in the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal year 2008, which report will be filed with the SEC no later than August 11, 2008.

DIRECTOR COMMUNICATIONS

Shareholders and other interested parties may direct communications to individual directors, including the presiding director, to a Board committee, the non-management directors as a group or to the Board as a whole, by addressing the communication to the named individual, to the committee, the non-management directors as a group or to the Board as a whole, c/o Tyson Foods, Inc., Attention: Secretary, 2210 West Oaklawn Drive, Springdale, AR 72762-6999.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

ADDITIONAL INFORMATION AVAILABLE

Upon written request of any shareholder, the Company will furnish a copy of the Company’s 2007 Annual Report on Form 10-K, as filed with the SEC, including the financial statements and schedules thereto. The written request should be sent to the Secretary, at the Company’s executive office. The written request must state that as of December 10, 2007, the person making the request was a beneficial owner of capital stock of the Company. In addition, the 2007 Annual Report on Form 10-K, including the financial statements and schedules thereto, are available on the Company’s website at www.tyson.com under “Investors.”

OTHER MATTERS

So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING ARE URGED TO VOTE BY INTERNET, TELEPHONE OR BY MAIL. TO VOTE BY MAIL, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

R. Read Hudson

Secretary

December 26, 2007

Tyson

Tyson Foods, Inc.

2210 W. OAKLAWN DR.
SPRINGDALE, AR 72762

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Tyson Foods, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tyson Foods, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TYSFD1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TYSON FOODS, INC.

The shares will be voted as recommended by the Board of Directors unless you otherwise indicate in which case they will be voted as marked.
The Board recommends a vote FOR Items 1 and 2.

Vote On Directors

Nominees:

01) Don Tyson	06) Jim Kever
02) John Tyson	07) Kevin M. McNamara
03) Richard L. Bond	08) Jo Ann R. Smith
04) Scott T. Ford	09) Barbara A. Tyson
05) Lloyd V. Hackley	10) Albert C. Zapanta

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote On Proposal

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Please sign, date and return this proxy as soon as possible. (The signature(s) should be exactly as the name(s) appear(s) hereon. If stock is in the name of (i) two or more persons, each should sign; (ii) a corporation, the president or other authorized officer should sign; (iii) a partnership, an authorized person should sign in the partnership name. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary should state their full title.)

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